U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Second  Amendment

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of The Securities Exchange Act of 1934

AMERELITE SOLUTIONS™, INC.
 (Name of small business issuer in its Charter)

Nevada	76-0766174
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

3122 W. Clarendon
Phoenix, AZ 85017
(Address of principal executive offices)

602-233-0540
(Issuer's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be
registered

None.	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.00125 par value

Class A Convertible Preferred Stock, $.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

ITEM 1. DESCRIPTION OF BUSINESS:

The Company

AmerElite Solutions, Inc. has filed this Form 10/A,  Second Amendment, on a voluntary basis for the purpose of becoming a fully reporting company.  AmerElite Solutions™, Inc. (“Amerelite”, the “Company”, “us”, or “we”) was originally incorporated as ABC Home Care Specialists, Inc. (“ABC Home Care”) on July 26, 1994. In 1995, ABC Home Care raised $50,000 of operating capital by selling 80,000 shares of common stock pursuant to the exemption from registration contained in Form D.  The operating capital raised was insufficient and the company became inactive until May of 1997 when the name was changed to Global Wireless & Digital Corporation (“Global”) pursuant to a Certificate of Amendment filed with the Nevada Secretary of State on May 5, 1997.  Global’s intent was to acquire companies in the wireless and digital industries.  This failed to develop.  The Company was non-operational from 1999 to 2004, when the Company was brought back into “good standing” by PYC Corp.  As payment for their services PYC Corp obtained controlling interest in the Company.  At this point it was PYC’s intent to have the Company provide consulting services to the wireless and digital community as well as other developing companies.  As the controlling shareholder of the Company, the President of PYC learned from a third party of the Collamin_G® ingredient owned by Mr. Robert Knapp.  After gaining additional knowledge of the Collamin_G® ingredient PYC offered to sell Robert Knapp 90% of its stock in the Company for a minimal price if and only if Mr. Knapp agreed to sell the Collamin_G® ingredient to AmerElite Solutions, Inc.  This transaction was consummated and the controlling interest in the Company was again sold in May of 2005.

Mr. Knapp had previously purchased the Collamin G® ingredient from an unrelated third party, a Company in which he owned 20,000,000 shares.  This unrelated third party was manufacturing and selling other non-related products and the Collamin_G® was not being utilized.   Mr. Knapp offered this third party his 20,000,000 shares in exchange for the Collamin_G® ingredient.  The third party accepted and Mr. Knapp purchased the Collamin_G® ingredient.

Mr. Knapp had given up approximately 20% equity in a non-related Company to obtain the Collamin_G® ingredient.  He believed that he should receive a like amount for the sale of Collamin_G®, so it was determined that a payment of 8,000,000 shares would be approximately the same percentage and so it was agreed.   Prior to Mr. Knapp’s ownership of the controlling interest of AmerElite, the Company, the Company had sold stock at $.50 per share.  So upon the Company’s purchase. it established the value of  $400,000 for the purchase price of the Collamin_G®.

By written consent, the Board of Directors changed the authorized common stock of 200,000,000 shares to 20,000,000 shares; changed the par value of the common stock from $.000125 to $.00125 and authorized a Ten (10) for One (1) reverse stock split of the common stock from 53,528,600 to 5,352,860.  The Company also amended its Articles of Incorporation to reflect all of the above changes with the State of Nevada effective November 10, 2006.  The Company obtained a new CUSIP number, 02361A205, and NASDAQ issued the Company a new stock symbol, AMRX, effective December 7, 2006.

                In AmerElite’s December 31, 2007 & 2006 Financial Statement, the Company has received a “Going Concern Opinion” from its auditors.  The Company’s ability to execute its Business Plan is dependent upon its ability to raise funds for its direct-response marketing program.  Management’s plan is to raise capital by borrowing funds and/or offering shares of its common stock, $.00125 par value, on a “Best Efforts” basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.  Because the outcome or this future event is not susceptible to reasonable estimation by management it was determined that a “Going Concern Opinion” was appropriate.

 Prior to the current management’s control, the Company intended to acquire other companies.  With the development, manufacturing, marketing and sales of the CollagenFusion line of products, the current management has no intention at this time to engage in a reverse merger or acquisition of other Companies within the next 12 months.

The Business

We are engaged in the business of developing, manufacturing, marketing and selling the CollagenFusion™ Premium Skin Care Collection, a revolutionary skin care line combining next generation science with nature to form the most advanced beauty treatment available today.

The CollagenFusion™ System combines organic, vegan and plant based ingredients with specially designed, pure biomimetic peptides and the company’s intellectual property, Collamin_G®, to deliver a complete skin wellness experience.  CollagenFusion™ has been shown to reinforce the natural skin defense system as well as cell renewal.  In both scientific and independent studies the product has shown prevention of the appearance of fine lines and wrinkles, dark eye circles, spider veins, rosacea, varicose veins and a reduction of under eye puffiness.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

The Business - (continued)

            In order to provide a complete skin wellness experience, the design of our formulations entails specific attention to the key dimensions of Perception, Feel, Effect, Usage and Results.  CollagenFusion™’s customers are sophisticated and demanding of the product that they have come to rely on and to trust.  Our formulations also address the major consumer demands in the wellness category such as Stimulation, Repair, Aging, Prevention, Protection and Safety with use of botanically derived ingredients, herbal and marine actives, peptides, pure essential oils and gentle preservatives.  Regardless of skin condition, by combining next generation science with nature, the CollagenFusion Premium Skin Care Collection represents the highest achievement in the beauty treatment field that enhances and improves the appearance and condition of the skin.

To rapidly increase sales, improve brand awareness and grow the business, AmerElite Solutions™, Inc. has developed a comprehensive two-phase marketing and advertising strategy.  We plan to introduce short and long form, direct response advertisements that will direct the consumer to an informed sales representative or an Internet site.  Utilizing a professional sales team and the internet will allow the consumer to become educated to the unique benefits of using CollagenFusion™, view testimonials and before and after photos, compare CollagenFusion to existing skin care lines and place an order.

In addition to direct response advertising, CollagenFusion™ will be aggressively promoted via the Internet.  We will work with outside professionals to develop, design, and implement a successful eStrategy in order to open up new markets, add in cross sales/up sells, offer new products, form qualified strategic partnerships, and launch an online affiliate solution.  A study conducted by NPD indicates that the Internet is one of the fastest growing channels for cosmetic products as it is viewed by consumers as ‘quicker and easier’ than a retail store

The second phase of our marketing plan is to roll out a kiosk program in high traffic, regional shopping centers across the country.  This will allow the consumer to experience CollagenFusion™ as well as have a sales representative available to answer any questions.  The addition of the kiosk program will offer consumers three separate channels - telephone, Internet and retail – to research and purchase CollagenFusion™.  We will also promote CollagenFusion™ through direct mail, radio, print and advertorials.

In preparation of implementing our business plan, AmerElite is currently under contract with professional media buyers, advertising specialists, a direct response sales force, a full service fulfillment center, customer service support and a professional graphic designer.  AmerElite has a signed agreement for SA Laboratories to manufacture the Company’s CollagenFusion line of products.  SA is located at 23910 N. 19th Avenue in Phoenix, Arizona.  All of the CollagenFusion line of products will be manufactured in SA’s Phoenix plant as it has a capacity to manufacture over 50,000 units per day.  SA obtains various ingredients used in the manufacturing process from other sources.  Some ingredients used by SA are obtained from outside the USA, as some of the botanical innovations used in the Collagen line of products are not produced or warehoused in the United States.

The primary market for the CollagenFusion™ Premium Skin Care Collection is the Baby Boomer generation.  According to the US Census Bureau, this market accounts for an estimated 78 million Americans between the ages of 42 and 60 years old (US Census Bureau).  This group has been called the most educated generation in the history of our country.  This generation seems to have a sense of entitlement that they’re going to stay young and live forever.  They are willing and able to pay for products that provide anti-aging benefits.

Our secondary market is known as Gen X.  This generation represents 44 million people who are just beginning to turn 40, also known as the ‘ME’ generation.  This group is devoting more time and money to skin care and seeking facial treatments at a younger age.  The benefits of the CollagenFusion™ line will be marketed to this generation as a treatment for aged skin as well as preventative.

With all the products available today, there is no single company or brand that holds a large part of the growing skin care market.  The anti-aging market is thriving and according to one group, sales will continue to rise over the next 10-15 years (NPD).

In addition to the expanding anti-aging market, the natural and organic industry increased 56% between 2002 and 2006 according to a study released by Natural Foods Merchandiser.    Consumers are seeking health and wellness qualities from their personal care products.  There is a growing trend for health and wellness as the natural and organic movements are spreading from the niche to the mainstream.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

The Business - (continued)

The long-term growth of the anti-aging market combined with the emergence of the natural and organic movement provides the CollagenFusion™ Premium Skin Care Collection with an opportune time to launch our innovative, natural skin care line.  The materialization and growth of these two markets gives the company an immediate opportunity to not only convert consumers who are currently using anti-aging products, but to build a consumer franchise with the millions of baby boomers and Gen Xers positioned to enter the market over the coming years.  As consumers continue to want to reduce and remove the signs of aging while obtaining healthy skin and a healthy image using natural and organic products, we believe CollagenFusion™ offers a natural way to accomplish this goal.

The CollagenFusion™ Premium Skin Care Collection offers a daily system designed to work with the body’s natural systems to replenish, renew, and return the skin to a healthy, youthful state.  Each and every product in the CollagenFusion™ family contains our proprietary ingredient, Collamin_G™, combined with natural, vegan and organic ingredients.  Based on the input of our focus groups, it was determined we needed six (6) items to launch our line.  Currently, the CollagenFusion™ system includes a Cleansing Milk, a gentle Face Scrub, Serum_G® (our high potency wrinkle reducing formula), a Daytime Moisturizer, an Eye Balm and a Night Cream.  Customers who use the system on a regular basis have noted improved tone, balanced hydration, reduction of fine lines and wrinkles, glowing, healthier skin and rejuvenated, younger looking skin.

 Since we introduced CollagenFusion™, we have received outstanding input from our growing customer base.  Based on their comments, we have developed additional products to keep up with the evolving skin care market.  Currently ready for production is Serum_H, an ultra hydrator that ‘weather-proofs’ the skin.  This hydro-lipid restorer utilizes the ONLY botanically derived polymer available on the market today in order to naturally balance the moisture level of the skin for all climates.  In order to meet the growing demand from ethnic communities for a pale complexion, we have developed a skin brightening lotion that has been clinically proven to lighten the skin tone.  Products that are currently in the development stage include a lotion to reduce varicose veins, treat rosacea, a facial mask, toner, body lotion, body wash, shampoo, conditioner and a mist.

AmerElite Solutions is currently a Developmental Stage Company.  The Company has successfully developed and manufactured the CollagenFusion Premium Skin Care Collection of products.  Although, the Company does have limited revenues from sales of its products, the products were only sold for a short period of time at a temporary location to test the public’s response.   With this  innovative and ground breaking product line, AmerElite is positioned to transform and revolutionize today’s concept of skin wellness and beauty.  AmerElite has  established its primary marketing plan which has sales projected to grow over the next 10-15 years by using our planned  direct-response and internet based advertising campaign.  Once AmerElite Solutions, Inc. obtains it necessary funding it is positioned for a successful and profitable launch into a lucrative market with the CollagenFusion™ Premium Skin Care Collection

Products

AmerElite Solutions, Inc. provides a full spectrum of skin care products designed to naturally improve skin wellness and provide anti-aging properties with our CollagenFusion™ Premium Skin Care Collection.  The CollagenFusion™ system combines next generation science with nature to form the most advanced beauty treatment available today.  Utilizing aromatherapy and a variety of specific actives that include our proprietary ingredient, Collamin_G® - our innovative, botanically based formulas deliver a dramatic improvement in the general health, well-being and increased vitality for great looking skin.  CollagenFusion™ products stimulate cell renewal, prevent and reduce the appearance of wrinkle and fine lines, dark circles, spider veins, rosacea, varicose veins and reduce under eye puffiness.

In order to provide a complete skin wellness experience, the design of our formulations entails specific attention to the key dimensions of Perception, Feel, Effect, Usage and Results.  CollagenFusion™’s customers are sophisticated and demanding of the product that they have come to rely on and to trust.  Our formulations also address the major consumer demands as Stimulation, Repair, Aging, Prevention, Protection and Safety with the use of Collamin_G® as well as organic, vegan and plant based ingredients, herbal and marine actives, peptides, pure essential oils and gentle preservatives.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Products - (continued)

Collamin_G®, our intellectual property, is a revolutionary ingredient made of ingredients native to the body that provides nourishment to the skin.  The elements of Collamin_G® are broken down approximately 200-500 times smaller that the average skin pore.  These molecules rapidly penetrate the skin delivering essential nutrients beneath the top layer of skin that the body uses in the natural process of collagen regeneration.  Studies have shown a dramatic decrease in the appearance of fine lines and wrinkles after regular use of Serum_G®, our intensive wrinkle reducing formula that contains almost 50% Collamin_G®.

The CollagenFusion™ collection embodies a number of important advances in botanical skin care.  All of our organic, vegan and plant based ingredients have been combined to enhance their respective characteristics producing a targeted effect on various functions of the skin.  Our carefully selected botanical oils are easily absorbed by the skin and work with the body to hydrate, balance and soften the skin.  We use spa quality plant oils that contain essential fatty acids.  Essential fatty acids have excellent moisture retaining properties and produce occlusive films that attract moisture to the skin.  The result is healthy, balanced and hydrated skin that will glow and feel softer after the first application.

The combination of premium ingredients used in CollagenFusion™ is precisely formulated to work with the body and be readily absorbed by the skin.  Among the most penetrating ingredients used are naturally extracted essential oils.  These carefully selected oils are used for their exquisite aromas as well as their health enhancing properties.

Peptides are fascinating cosmetic ingredients with powerful and specific actives.  The specially designed, pure biomimetic peptides utilized in CollagenFusion™ act as natural wellness effectors in the physiology of the skin.  The CollagenFusion™ Premium Skin Care Collection supports the body’s natural defenses against environmental aggression and delays premature signs of aging by healing and improving the appearance of damaged skin as well as other cosmetic challenges.  Supported by numerous scientific studies the peptides incorporated in CollagenFusion™ are the ultimate solution for specific skin care problems.

Regardless of skin condition, the CollagenFusion™ Premium Skin Care Collection represents the highest achievement in the beauty treatment field that enhances and improves the appearance and condition of the skin without irritation.  A distinctively different skin care line designed to increase the general health, well being and vitality of your skin.

The CollagenFusion™ ‘System’

The CollagenFusion™ Premium Skin Care Collection offers a daily system designed to work with the body’s natural systems to replenish, renew, and return the skin to a healthy, youthful state.  Each and every product in the CollagenFusion™ family contains our proprietary ingredient, Collamin_G®, combined with natural, vegan and organic ingredients.  This unique combination creates the most advanced beauty treatment available today.  Collamin_G® is designed to provide nourishment to support the body’s natural process of collagen regeneration thereby creating tighter, firmer skin and reducing wrinkles and fine lines.  Combined with the science, we have developed a skin care line based on botanical derived products.  Botanically based products offer numerous advantages for the skin.  The skin recognizes, ‘biochemically’, plant derived products better that synthetic chemicals.  The result is healthy, balanced and hydrated that is effective on all skin types and in all climates. Used on a daily basis, the skin feels restored, refreshed and renewed.  The CollagenFusion™ System encourages a step by step program with the use of these products to maximize results.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

CollagenFusion™ Cleansing Milk

This refreshing cleansing milk has been sold in our mall based test store and is currently being sold on the Company’s internet site.  Cleansing Milk has been sold both as an individual product and as part of the CollagenFusion™ System.  It gently removes the build up of daily residue and make up, leaving the skin soft and radiant.  It will not dry out or strip your face as it cleans, soothes, and conditions the skin.  This is the most effective cleanser that successfully enhances the absorption of Serum_G®.

•	Cleans away debris, which may block the pores of the skin, which in turn allows the High Potency Serum_G® to penetrate the skin.
•	Contains the revolutionary science of Collamin_G®. With each application, the skin receives essential nutrients, which support the body’s natural process of regeneration.

CollagenFusion™ Facial Scrub

This micro-exfoliating scrub has been sold in our mall based test store and is currently being sold on the Company’s internet site.  Facial Scrub has been sold both as an individual product and as part of the CollagenFusion™ System.  It gently and effectively aids in the removal of the accumulation of dead surface cells, and refines the pores as it brightens and polishes the skin.  A more effective result for diminishing wrinkles is ensured when used as an instep treatment with the application of Serum_G®.

•	Removes any dead skin cells that may block pores of the skin, which would impede the High Potency Serum_G® from penetrating the skin.
•	Contains the revolutionary science of Collamin_G®. With each application the skin receives essential nutrients which support the body’s natural process of regeneration.

CollagenFusion™ Serum_G®

This  high potency serum has been sold in our mall based test store and is currently being sold on the Company’s internet site.  Serum_G® is the Company’s best selling product and has been sold both individually and as part of the CollagenFusion™ System.  It is based on the revolutionary ingredient Collamin_G®.  Clinical studies have shown that when used daily, Serum_G® reduces the appearance of fine lines and wrinkles and the skin appears tightened.  The effectiveness of Collamin_G® is based on a formula of ingredients native to the skin that stimulates the skin’s own collagen molecules. The elements of Collamin_G® are approximately 200-500 times smaller than the pores of the skin, which means that approximately 200-500 elements penetrate the skin through a single pore at one time.  Made from ingredients native to the skin Collamin_G® contains nutrients that are essential to support the body’s natural process of collagen regeneration.

•	Penetrating within the deep layers of the epidermis the molecules release their properties where they can be most effective
•	Augments skin firmness and elasticity
•	Collamin_G® combined with Organic Aloe Gel improves skin moisturization and hydration
•	Enhances skin smoothness and reduction of fine surface lines

CollagenFusion™ Eye Balm

This elegant blend of botanicals and anti-oxidants has been sold in our mall based test store and is currently being sold on the Company’s internet site.  The Eye Balm has been sold both individually and as part of the CollagenFusion™ System.  It replenishes, revitalizes and hydrates the delicate under eye area. The texture is creamy and delivers a very fine film to moisturize and soften the under eye area with no pilling or residue.  In addition, it may reduce the appearance of puffiness, dark circles, fine lines and wrinkles.

•	Contains the rose essential oil that gives a comforting aroma as well as providing an uplifting and tonifying effect on the micro-circulation of the blood in the under eye area.
•	Contains the revolutionary science of Collamin_G®. With each application the skin receives essential nutrients which support the body’s natural process of regeneration.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

CollagenFusion™ Daytime Moisturizer

This ultimate rejuvenating hydrator with natural sun filters has been sold in our mall based test store and is currently being sold on the Company’s internet site.  This Daytime Moisturizer has been sold both individually and as part of the CollagenFusion™ System.  It delivers a sustained release of extraordinary moisture into the skin while at the same time creates a sealing barrier on the skin that offers protection from the visible effects of the environment and time.   It reduces the appearance of fine lines and wrinkles making beautiful skin a daily reality.  Contains botanically based ingredients that acts as a sun-filtering agent.

•	Contains the revolutionary science of Collamin_G®. With each application the skin receives essential nutrients which support the body’s natural process of regeneration
•	Contains natural sun filtering agents - Shea Butter, Calendula Wax and Citrus Wax
•	Effectively accelerates an improvement in skin moisturization and hydration
•	Provides superior skin soothing properties

CollagenFusion™ Night Cream

This revolutionary treatment that supplies a mega dose of anti-oxidants, botanicals and vitamins has been sold in our mall based test store and is currently being sold on the Company’s internet site.  This Night Cream has been sold both individually and as part of the CollagenFusion™ System.  It is synergistically blended to deeply nourish the skin for new cellular growth and counter balance all free radical reaction that may damage the skin.  The Night Cream strengthens firms and encourages cell recovery.

•	Contains the revolutionary science of Collamin_G®. With application the skin receives essential nutrients which support the body’s natural process of regeneration
•	Contains the rose essential oil for a comforting and relaxing aroma at the end of the day
•	Nourishes the skin while you sleep

The CollagenFusion™ System offers a step by step program that cleans, exfoliates, treats, moisturizes and hydrates the skin.  The uniqueness of the system lies in the science.  Collamin_G® is an ingredient in each botanically based product.  Combining science and nature, the CollagenFusion™ System works on top of and below the skin to treat the cause of the wrinkles in addition to moisturizing and hydrating the skin.  The consumer begins with the Cleansing Milk to clean away any debris and pollutants while cleaning the face.  Next is the Facial Scrub to clear away any dead skin cells and fully expose the pores.  The Serum_G® follows this with maximum penetration into the skin to support the body’s natural regeneration processes.  After the Serum_G® quickly absorbs, the Daytime Moisturizer with sun filtering agents is applied to moisturize and protect the face.  Finally, the Eye Balm is applied to energize and tone the sensitive skin around the eyes.  Now they can put on their make-up and face the day.  The Night Cream with antioxidants and vitamins is designed to revitalize the skin while sleeping.  Our Research and Development Department is working on several other products to compliment the CollagenFusion family of products such as: Facial Mask, Toner, Body Wash and Body Lotion.  Using the CollagenFusion™ System daily helps dramatically reduce the appearance of fine lines and wrinkles and improves the condition of the skin.  The skin appears lifted and restored to a youthful essence.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Testing

In two separate studies, Serum_G® was tested on subjects for a test period of 10 weeks.  This time frame was decided in order to test the short term and long term effects of using Serum_G® daily.  Each subject in the tests was required to answer a set of questions daily regarding the effects on the skin around the eyes, mouth, neck, and forehead after applying Serum_G®.  In addition, there was space available for the subjects to write down comments regarding additional observations after using Serum_G®.  Over half of the participants had before and after photos taken.

The results of both the Serum_G® test and of the focus groups were valuable and overwhelmingly positive.  The study of the absorption of Serum_G® and the instant and lasting effect of Serum_G® on the appearance of fine lines and wrinkles showed encouraging results.

   Many of the subjects noted personal comments regarding the effects of Serum_G®.  We identified some of the following key words:

“Thicker Skin”, “It is working”, “Wow”, “I’m impressed”, “More improvement”,

“Wrinkles Less Deep”, “Wrinkles almost gone”, “Feel Younger”, “Wrinkles less defined” and “Tighter Skin”.

Focus Groups

We commissioned several focus groups of twelve individuals to analyze the six products that make up the CollagenFusion™ Premium Skin Care System.  The group consisted of sales representatives from several upscale cosmetic companies, aestheticians, and consumers to try each of the products and provide their feedback on the following - absorption, fragrance, texture and color.  The final products that make up the CollagenFusion™ System were all given overall excellent ratings by these professionals and consumers.

Marketing Plan

The goal of the marketing plan is to outline the strategies, tactics and programs that will educate our potential customers to truly understand the uniqueness of the CollagenFusion™ Premium Skin Care Collection. Our Advertising Consultants helped us to determine what market penetration we could expect from the amount of advertising dollars that we are willing to invest based on the information within their market analysis.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Marketing Plan - (continued)

Our direct response plan and internet based advertising campaign fits within the overall business plan of controlling all aspects of the CollagenFusion™ Premium Skin Care Collection line of products, from research and development, to manufacturing, warehousing, distribution and direct sales to the customer.  We will start with short and long form advertising broadcast nationwide.  The ads will educate the consumer to the uniqueness of CollagenFusion™ and direct them to an informed sales representative or an Internet site.  Utilizing a professional sales team and the internet will allow the consumer to become educated to the unique benefits of using CollagenFusion™, view testimonials and before and after photos, compare CollagenFusion™ to existing skin care lines and place an order.

In addition to direct response advertising, CollagenFusion™ will be aggressively promoted via the Internet.  We will work with outside professionals to develop, design, and implement a successful eStrategy in order to open up new markets, add in cross sales/up sells, offer new products, form qualified strategic partnerships, and launch an online affiliate solution.

The second phase of our marketing plan is to roll out a kiosk program in high traffic, regional shopping centers across the country.  This will allow the consumer to experience CollagenFusion™ as well as have a sales representative available to answer any questions.  The addition of the kiosk program will offer consumers three separate channels - telephone, Internet and retail – to research and purchase CollagenFusion™.

This will be followed by regular TV ads to reinforce the message, plus radio and print ads to broaden the base of potential customers and to build product recognition. At each stage, the consumer will be invited to call an 800 number to place an order. Once a targeted level of penetration is achieved, we will add additional distribution and sales through a network of carts in regional malls selling the CollagenFusion™ line of anti-aging/anti-wrinkle products.  Our commercial message will be updated approximately every 6 months to keep the message fresh.  We are continually testing our product line to provide exciting new items to bring to the public.

We have put together a complete team of companies with world-class ability and a proven track record to write, produce and direct the production of our new infomercial; design brochures, newsletters, direct mail, media kits and ad layout and design; research the proper product positioning to create result-oriented media placement, obtain the absolute best time periods and the best rates and placement of advertising and to manufacture the highest quality beauty products on a timely basis.  We have contracted with the following companies:

AdMark Communications, Inc.

AdMark Communications – a full service advertising agency specializing in broadcast media, founded in 1975 by Kevin O’ Shaughnessy, has annual billings over 3 million dollars.  AdMark builds and maintains personal relationships with our local, regional and national accounts.  AdMark’s research media and creative techniques are contemporary, effective and always budget conscience.

Kevin O’Shaughnessy is a consultant for AmerElite and has put together a team to write, produce and direct the infomercial and place the advertising. Marcum Media is doing the advertising placement.  Admark will be responsible for the review of the cost and placement of all advertising by Marcum Media and will report directly our management.

Marcum Media, L.L.C.

Marcum Media L.L.C. was founded by Nancy Marcum, a pioneer in the direct response industry since 1984.  Marcum Media provides full service Marketing and Media Management to entrepreneurs in the infomercial industry.  Marcum has knowledge of product positioning, infomercial production, product selection, telemarketing and fulfillment.  This experience in the infomercial industry helps her understand buyer behavior and creates results-oriented media placement.  Throughout the past two decades, Nancy and her team have tested thousands of infomercials.  Marcum Media has long-standing relationships with national cable networks and broadcast stations and is able to vie for the absolute best time periods and the best rates.  In 1984, Nancy Marcum formed Media Arts International and two years later sold the company to a New York Stock Exchange Company and continued to operate the Company as its CEO for 5 years.  Nancy Marcum has managed many major accounts throughout her career with numerous accounts having annual budgets between $30,000,000 to $50,000,000.  Nancy Marcum has also written a book, Do you want to make a million?,Turn your big idea into a fortune with the power of infomercial marketing.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

 Creative Intuition

Creative Intuition is a graphic design and marketing communications studio.  They create extraordinary results for their clients by providing a superior level of service and by becoming a trusted partner for their creative marketing needs. Creative Intuition was founded by Dorothy Wolden in 1998.  After working as an in-house designer for large corporations and as a creative director for a successful marketing firm she started her own firm.  She saw a gap in the services provided to small and mid sized businesses.  Companies had to pay high prices for good designs or settle for mediocre designs because of budget constraints.  Based on her extensive background in graphic design and marketing communications, she felt she could offer these companies the perfect solution - great design without breaking the bank.   Creative Intuition will help us with our corporate identity and design, and our print and packaging items, such as catalogs, brochures, newsletters, direct mail, media kits, ad layout and design.

Inpulse Response Group, Inc.

Inpulse a Phoenix based company is one of the top call centers in the country.  They have 3 locations with over 500 seats with nearly 1,000 employees.  Inpulse will provide direct marketing response services for the development, administration and implementation of AmerElite’s Direct Response Marketing Campaign.  Inpulse has already developed a sales script for their sales representative to use in the selling of the CollagenFusion products.  Inpulse will receive inbound telephone calls generated by AmerElite’s advertising and promote and sell the CollagenFusion™ products.  Inpulse will also generate outbound telephone calls to AmerElite’s customer’s list to promote and sell the CollagenFusion™ Products.  Inpulse has already setup a format to transfer customer information to PMA, the fulfillment center.

Professional Marketing Associates

           Professional Marketing Associates (PMA) a Phoenix based full service fulfillment center that was established 18 years ago and services more than fifty companies.  PMA will ship all orders received from the infomercials or taken from our Internet site.  PMA will also provide customer service support for all orders shipped.  PMA has already established electronic communications to receive customer orders from the call center, Inpulse.  Once PMA charges the customer’s credit card they will process and ship the customer’s order.

Advertising

We have developed a comprehensive direct-response advertising and promotion strategy, which will be implemented.  We have contracted outside professional experts, i.e., agencies, to produce our short and long form advertisements, television, and radio and print ads. Through our Public Relations Agency we will remain in constant contact with web sites, newspapers and journals that seek stories about our industry.

Our target market is directed primarily at the 78 million strong Baby Boomer segment of the population (US Census Bureau).  Our direct response ads and Internet campaign will be designed to educate the customer about the efficacy and uniqueness of our products. An educated customer becomes a loyal customer. We will also promote our products through high profile, user friendly web sites, through direct mail, newspapers, radio, television and carts in regional malls. The objective of this aggressive advertising is to educate and excite consumers from our target markets. We believe the direct-response ad together with an effective eStrategy campaign will be the most cost-effective vehicle to establish our projected market share.

Print ads vary in price based on frequency and size. They also vary from market to market. We will depend more on frequency than size

We will build a mailing list based on the response we get from our infomercials. We will add to those lists from direct mail professionals. Once we have sufficient numbers on the list we will begin a monthly direct mail information and advertising newsletter.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Advertising - (continued)

Radio pricing strategy not only varies from market to market but also from station to station. Time of day, length of ad, frequency of ad and length of contract all play a part in the costs. We understand all aspects of placing ads and will take the up most care in the selection of when and where to run radio ads.

Television, with its aspects of sight and sound is still the best way to reach the public. Regular 30 second ads will allow us to run ads more frequently and on more than one station at a time. The beginning of every ad campaign, in each new marketplace we enter, will begin with direct response advertisements. We believe this is the best way to educate and excite the consumer.

            Using our aggressive approach of reaching our target audience through direct response advertisements and the Internet we believe we can reach most of the public in a very short period of time.

As with any good advertising campaign, our program has flexibility, and we are able to make adjustments as they are needed. This advertising program is based on tried and true principals and we believe this approach will lead AmerElite Solutions Inc. to a successful future.

Competition

While there are hundreds of skin care products in the market today, no one company or product has a significant share of the market. Manufactures have found that most consumers want an in-depth explanation of what this type of product does. Because of this, most companies use direct sales through print or infomercials to reach the public. However, even with the use of cosmeticians upscale department store brands still have trouble breaking into anyone’s top 10 list.  While some offer slightly different ingredients most look to offer products that will hydrate and plump up the skin. Some even try to add collagen to the skin (which experts say is impossible because of the size of the collagen molecule). One even attempts to fool your eyes by filling the wrinkles with prisms to reflect the light away so you can’t see the wrinkle. There is no major competitor that delivers a complete skin wellness experience like the CollagenFusion™ Premium Skin Care Collection.  Our intellectual property, Collamin_G®, nourishes the body to support the production of new collagen molecules the organic, vegan and plant based ingredients in each CollagenFusion™ product work to moisturize, protect and rejuvenate the skin. Nature combined with science gives us an advantage over our competition.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Distribution Method

Initially, we have signed a contract with a Phoenix based fulfillment center to ship orders received from the infomercials or taken from our Internet site.  The fulfillment center will also provide customer service support for all orders shipped.  The fulfillment center has already established electronic communications with the call center to receive the customer orders. The fulfillment center is also electronically connected to our credit card processor for the electronic processing of the payments.    Once the fulfillment center charges the customer’s credit card they process and ship the order.  As the second phase of the marketing plan is initiated we will sell directly to licensed distributors running carts in major regional malls across the country.

New Product Development

         Since we introduced CollagenFusion™, we have received outstanding input from our growing customer base.  Based on their comments, we have developed additional products to keep up with the evolving skin care market.  Currently ready for production is our ‘Serum_H’,  an ultra hydrator that ‘weather-proofs’ the skin.  This hydro-lipid restorer utilizes the ONLY botanically derived polymer available on the market today in order to naturally balance the moisture level of the skin for all climates.  In order to meet the growing demand from ethnic communities for a pale complexion, we have developed a skin brightening lotion that has been clinically proven to lighten the skin tone.  Products that are currently in the development stage include a lotion to reduce varicose veins, treat rosacea, a facial mask, toner, body lotion, body wash, shampoo, conditioner and a mist.  We are totally committed to the Research and Development necessary to ensure continuous flow of new and improved products to the marketplace.

The President of AmerElite Solutions and the Company’s product manufacturing firm are performing the Company’s Research and Development.  The President is performing the product development as part of his duties at no additional charge above his normal compensation.  Our manufacturing firm is not charging the Company for their help in the development of the products other than having an exclusive agreement to manufacture the Company’s product. The Company has no expected Research and Development Expenses in the next twelve (12) months.

Intellectual Property

The Company’s intellectual property includes our proprietary formulas.  Our Trade Secret program has been installed to protect these formulas.  Trade Secret Agreements have been signed by Officers & Directors, employees, vendors, consultants, and suppliers and manufactures.   To protect the formulas to our products and our products’ sales we our relying on a combination of:

•	Trade secret laws

•	Copyright, trademark and trade name laws

•	Confidentially, procedures and agreements

•	Having unique product formulas

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

Intellectual Property - (continued)

The Company has successfully registered the following marks with the United States Patent and Trademark Office:

•	Collamin_G®

•	Serum_G®

The Company is in the process of applying for registration, being approved for publication, and being published for the following trade names:

•	AmerElite Solutions™

•	Collesence™

•	CollagenFusion™

•	Everessence™

Government Regulation

We believe that our business is not subject to material regulation under the laws of the United States or any of the states in which the Company plans to sell its products.   Laws and regulations often differ materially between states and within individual states such laws and regulations are subject to amendment and reinterpretation by the agencies charged with their enforcement.  Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting the Company’s ability to conduct our business as now conducted or proposed to be conducted.

Research and Development

We are completely committed to the Research and Development necessary to ensure continuous flow of new and improved products to the CollagenFusion™ Premium Skin Care Collection.  Our team is actively involved in staying on the cusp of today’s evolving skin care market.  We are currently working on formulations that include next generation peptides that; provide enzyme equilibrium - needed for a natural, healthy skin appearance, enhance adrenaline lipolytic activity – thereby enabling fatty acid elimination, and tyrosinase inhibition – allows for the control of skin tone.

We recently announced our new product, Serum_H, that provides ultra hydration to the protective layer in our skin.  This hydro lipid restorer contains the only 100% natural polymer that provides a healthy sheen to the skin.  We have several other products that brighten the skin, diminish cellulite, reduces the appearance of varicose veins, treat rosacea and naturally provide a treatment for problem skin.  In addition, we have plans to fill out the CollagenFusion™ collection with a facial mask, toner, misting spray, body lotion, body wash, shampoo and conditioner.

Employees

Currently, the Company has no employees.  The Company has five individuals that work for the Company under consulting arrangements.  These consultants include the Officers and Directors and have agreed to provide the Company, its necessary services until such time as the Company obtains its necessary funding. Meanwhile these consultants are receiving the Company’s stock as compensation.

Off Balance Sheet Arrangements

None

ITEM 1. DESCRIPTION OF BUSINESS - (continued)
RISK FACTORS

INVESTING IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.   WE HAVE NOT GENERATED ANY SIGNIFICANT REVENUES AND HAVE NOT MADE A PROFIT SINCE INCEPTION.

Failure to Properly Manage Growth and Expansion Could Adversely Affect Our Business and Shareholder’s Equity.

We anticipate future growth from existing products and possible growth through newly developed products.   This growth will increase the demands on our management, operating systems and internal controls.  Consequently, our existing management resources and operational, financial, human and management information systems and controls may be inadequate to support its future operations.  We do not know if we will be able to manage our growth successfully.  As a result of these concerns, we may not be able to grow, or, if we do grow we do not know at what growth rate.

We are a newly formed Business, Have Not Generated Revenues, and May not Generate Significant Revenues for some months.

AmerElite is a developmental stage company.  We have not yet generated any substantial revenues, and we can not expect to generate substantial revenues until we have our advertising plan in operation.  We do not know when, if ever, our operations will be profitable.

Our proposed operations are subject to all business risks associated with newly formed enterprises that intend to rely on direct response marketing, including the need to make substantial and increasing expenditures for marketing, research and development.

Our potential success must be considered in light of the problems, expenses, difficulties, complications and delays, frequently encountered in connection with the competitive environment in which we operate.  We expect that our profitability if any will result from (a) increased revenues from sales; (b) increased consumer demand and (c) development of new products.   As with most new businesses, it may be difficult for us to generate revenues and profits in the future.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

RISK FACTORS - (continued)

Our Business and Financial Results Cannot be predicted, and will Vary from Expectations.

We expect that our results will vary significantly in the future due to a number of reasons, including:

•	Our ability to establish acceptance and usage of our products,

•	Our ability to contract with competent manufactures and appropriate retailers,

•	Costs related to future growth and capital investments

•	Results of strategic agreements with companies that supply and product our products,

•	Our ability to attract, retain and motivate qualify personnel

We will be Operating in a Highly Competitive Direct Response Marketing and Retail Environment.

We are aware of many competitors to our skin care collection, many of which are more, established and have significantly more financial resources than we do.  Our success in this industry is largely dependent on our ability to educate the consumer as to why our product is better than our competition and establish the consumer’s need for the products.  Our ability to compete effectively in this industry also depends on our ability to be competitive in pricing, servicing and performance.

Loss of Key Management Personnel Could Adversely Affect Our Business

Our success depends largely on the skills of certain key management personnel.  The loss of one or more members of our key management team may materially and adversely affect its business, financial condition, and results of operations. We particularly depend on our principal executive officers, Robert L. Knapp and Courtney Knapp. We intend on obtaining, but presently we do not have any key man insurance.

Dependence on Advertising and Marketing Firms.

AmerElite has entered into a contract with a certain advertising representative firm.  We will require aggressive efforts in placing quality advertisements for the budgeted price that will reach the expected number of consumers.  We do not  know if  we will be able to obtain optimal advertising placement at our projected budget.

Failures or Lack of Reliability in Our Products Could Result in Loss of Business.

Only a limited amount of our products have been sold and used here in the United States.  Among other risks:

•	Our products may fail to provide the expected results,

•	We may experience limited availability of quality ingredients for manufacturing

•	We may experience poor quality manufacturing

•	Our products may have new competition from other companies attempting to duplicate our formulas.

•	Our customers could experience results different from our test results

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

RISK FACTORS - (continued)

Dependence on Independent Operators Operating Retail Outlets for Our Products.

The success of our cart program in regional malls is dependent on signing license agreements with owner/operators.  The cart program is also dependent on the independent owner operators signing lease agreements with the malls. For us to continue a long-term relation with the owner/operators, the owner/operators have to be successful.  It is our intention to help the owner/operators be successful. If such owner/operators are ultimately not successful, we will need to replace the owner/operators to continue to maintain our retail outlets.  We do not know if our owner/operators will be successful or that we can replace unsuccessful owner/operators with adequate replacements.

Current and Potential Competition.

The retail industry for skin care products is tremendous.  If we are unable to educate the public through our infomercials, TV, radio and newspaper advertisements that our products are more beneficial to our customers, we may not successfully compete with others with greater financial resources and more established name recognition.

Control by Management.

Currently the Company’s two Officers and Directors own 22.72% of the outstanding shares of common stock along with 100% of the Convertible Preferred Stock.  With conversion of the Preferred Stock into common shares, the Officers and Directors could own as much as 30.72% of the common stock.  Together with their immediate families they could control as much as 45.23%.  These  officers with their  family may be able to elect virtually all of the directors and control all operations of AmerElite Solutions, Inc.

Risks Relating to Patents, Copyrights, Trademarks, and Trade names.

We believe that trade names, trademarks, and copyrights that we purchased will be increasingly important to us.  Applications will be filed to register additional trade names, trademarks and copyrights for products we will sell.  We will also institute an internal program to have all employees, consultant and vendors sign a Confidential Information and Trade Agreement.  We are in the process of registering for state, federal and foreign protection for trade names, trademarks and copyrights and continue with the Company’s Trade Secret program.  Enforcing trade names, trademarks and copyrights against infringements, or defending against claims of infringement by others, can be time-consuming and expensive. Given our current stage of development, enforcing such claims could be cost-prohibitive to us.

If We are Unable to Protect Our Intellectual Property, Our Business Could Suffer.

Our future sales and expansion into additional markets will depend heavily upon our products that have been developed and upon products that are currently being developed.  Our Trade Secret program is currently being instituted to protect our proprietary formulas and these formulas are always at risk.  There is no assurance you that we can adequately protect this intellectual property.  If we fail to protect our intellectual property, we may lose any competitive advantage over our competitors, and our business could suffer.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

RISK FACTORS - (continued)

To protect the formulas to our products and our products’ sales we may rely on a combination of:

•	Trade secret laws,
•	Copyright, trademark and trade name laws,
•	Confidentiality procedures and agreements,
•	Having unique product formulas.

These methods of protection may not be adequate to protect against using our technology and business methods. Accordingly, we cannot assure you that we will be able to maintain the advantage associated with our business methods, services or competitive features.

Despite our efforts to formally protect our intellectual property and keep information confidential, we may not be able to protect and use our intellectual property.  We may not be able to protect our formulations because:

•	Even if issued, new patents, trademarks, trade name or copyright registration may be challenged, invalidated or designed around.
•	We may not be granted adequate protection for our products, formulations and processes and parts of our technology may be found to be unable to be registered.
•	Time-consuming and costly litigation may be necessary to protect the Company’s proprietary technologies.
•	Policing unauthorized use of our intellectual property may be difficult and expensive.
•	Competitors may independently develop similar technology or design around our intellectual property.

Third Parties May Prevent Us From Developing or Using Intellectual Property.

We may not be able to use the intellectual property or further develop our business because of third parties.  We cannot assure you that third parties will not in the future claim infringement by us with respect to the current or future products.  These claims of infringement, whether successful or not, could seriously harm our business, or results of operations.

Third parties:

•	May bring claims of copyright, trade name or trademark infringement against us,
•	May obtain patents or other intellectual property rights which may limit our ability to use certain technologies or require us to license or cross license technology, or
•	May bring costly, time-consuming lawsuits.

We are not aware of any issued patents that cover formulations similar to the formulations in the products we have developed.

The Common Stock is Offered and Sold on a Private Basis, and has no Established Market.

In order to satisfy the requirements of the exemptions from registration under the ACT and applicable state securities laws, each investor must acquire the Common Stock for investment purposes only and not with a view towards distribution.  There is currently no significant market for our Common Stock and we do not know if  any such market will develop in the future.

Receive a ‘Going Concern Opinion’ from Auditor.

                In AmerElite’s December 31, 2007 & 2006 Financial Statement, the Company has received a “Going Concern Opinion” from its auditors.  The Company’s ability to execute its Business Plan is dependent upon its ability to raise funds for its direct-response marketing program.  Management’s plan is to raise capital by borrowing funds and/or offering shares of its common stock, $.00125 par value, on a “Best Efforts” basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.  Because the outcome or this future event is not susceptible to reasonable estimation by management it was determined that a “Going Concern Opinion” was appropriate.

ITEM 1. DESCRIPTION OF BUSINESS - (continued)

RISK FACTORS - (continued)

Purchasers Must be Willing to Hold the Common Stock Indefinitely, and May Not be Able to Liquidate the Shares.

An investment in the Common Stock could be long-term and non-liquid.  As discussed above, the common stock will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration that depend in part on the investment of the investors.  Prospective investors must represent in writing that they are purchasing the Common Stock:

•	For their own account
•	For long term investment, and
•	Not with a view toward resale or distribution.

Earnings Needed for Expansion.

We intend to retain most future earnings, net of dividends that may be paid on common stock, to fund the operation and expansion.  We may not generate profits and that will not permit us to pay cash dividends on our common shares.

Government Regulation and Legal Uncertainties Could Adversely Affect the Company’s Business.

We believe that our business is not subject to material regulation under the laws of the United States or any of the states in which it plans to sell its products.  Laws and regulations often differ materially between states and within individual states such laws and regulations are subject to amendment and reinterpretation by the agencies charged with their enforcement.  If we become subject to any licensing or regulatory requirements, the failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts and legal and administrative enforcement actions.  We cannot be sure that a review of our current and proposed operations will not result in a determination that could materially and adversely affect our business, results of operations and financial condition.  Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting our ability to conduct our business as now conducted or proposed to be conducted.

Absence of Public Market for Our Common Stock Creates Uncertainty in Liquidity and in Market Price.

We have engaged a Securities attorney to prepare and submit a Form 10 which includes our audited financial statements  to the Securities & Exchange Commission to become a fully reporting company.  We have made arrangements with Park Financial of Maitland, FL to become our Market Maker and they have already submitted a Form 211 to request the Company to be listed on the Bulletin Board Exchange. We do not know at this time if we will qualify as a fully reporting company or if we will be allowed to be listed on the Bulletin Board Exchange.   A public market for our common stock may not develop or be sustained in the future even if we issue equity securities publicly.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Memorandum Summary,” “Risk Factors,” “Management,” “Company,” and elsewhere in this Memorandum constitute forward-looking statements.  These statements involve known and unknown risks, uncertainties, and other factors that may cause our or industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others; those listed under “Risk Factors” and elsewhere in this Memorandum.

In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

With the exception of historical facts stated herein, the matters discussed in this report are "forward looking" statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such "forward looking" statements include, but are not necessarily limited to, statements regarding anticipated levels of future revenues and earnings from our operations. Readers of this report are cautioned not to put undue reliance on "forward looking" statements, which are, by their nature, uncertain as reliable indicators of future performance. We disclaim any intent or obligation to publicly update these "forward looking" statements, whether as a result of new information, future events, or otherwise. In addition the uncertainties include, but are not limited to, competitive conditions involving our markets.

AmerElite Solutions, Inc. is a development stage company with limited operations and revenues to date, limited financial backing and its assets are predominately intangible.   The current stage of our Business Plan  is to establish ourselves as a company that has developed and manufactured and is attempting to obtain financing so that it can market and sell the CollagenFusion™ Premium Skin Care Collection.  Distribution will initially be based on direct response and Internet based advertising campaign.  As a follow up, we plan to introduce CollagenFusion on a kiosk program in high traffic, regional shopping centers across the country.  We are planning to target the rapidly growing baby boomers generation offering a full spectrum of skin care products designed to naturally improve skin wellness and provide anti-aging properties.  These markets continue to expand with double-digit annual growth.

At December 31, 2007 & 2006 the Company had Subscriptions Receivable of $0 and $209,000 respectively.  Subscriptions Receivables are the amounts due to the Company from sales of its stock.  In July 2007 in an effort to reduce its debt, the Company agreed with Oakpoint Distributors, Inc. to offset $250,000 of its Notes Payable against its Subscriptions Receivable which was owed to the Company by this same creditor.  As part of the same agreement, the Company paid the remaining balance of its Notes Payable plus interest by issuing 892,387 shares of its restricted common stock to Oakpoint Distributor, Inc.  As of December 31, 2007 the balance of Subscriptions Receivable due the Company was $0. On that same date the balance due of the Company’s Notes Payable was $2,500.  Currently the Company has an average of $4,000 per month in costs and expenses.  The Company’s President has made arrangements to borrow these funds on an interim basis until the Company can obtain funds to capitalize itself.

Our business objectives are:

•	To educate current and future consumers of anti aging products that balanced, healthy skin comes from proper nutrition that can be obtained by using CollagenFusion™.

•	Transform the current mindset of the anti-aging consumer from ‘negative’ and ‘fear driven’ to ‘positive’ and ‘hope driven’.

•	Develop a mall based kiosk program providing a retail outlet for consumer’s to purchase CollagenFusion™.

•	Develop a regional and national network of distributors.

•	Develop and market a complete skin care system based on plant based, natural ingredients and modern science to improve skin wellness.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Our goals over the next 12 months:

•	Launch a national advertising campaign using television, Internet, radio, print media and a direct mail program.

•	Infuse new products to the CollagenFusion™ skin care collection.

•	Introduce CollagenFusion™ in day spas and med-spas.

•	Launch a regional distributor network program.

•	Expand distribution of the Collagen Fusion™ products through a mall based Kiosk sales program in regional malls.

During the first stages of AmerElite’s growth, our officers and directors will provide the majority of all the labor required to execute our business plan.  The officers, directors and a key consultant have agreed to take the company’s restricted common stock in lieu of any monetary compensation.  Since we intend to operate with very limited administrative support, the officers and directors have contracted with industry experts in order to produce and market our direct-response advertisements and Internet sales sites. In order to fully execute the business management will need to hire 2-3 part time workers to handle order confirmation, customer support and accounting.

During the first year of operations, we will rely on third party’s to properly analyze and select the necessary time slots, channels and regions in which to air our short and long form advertising.  In addition, we will contract with an outside expert to develop a comprehensive Internet eStrategy to capitalize of one of the fastest growing channels for cosmetic products.  At present, we have no plans to market our products outside of the United States.  Statistics show that Americans plan to spend an estimated $4 billion on anti-aging products over the coming year.  In addition, US consumers continue to demonstrate a growing demand for natural and organic products.

Activities to date:

In May 2005 AmerElite Solutions, Inc. purchased our intellectual property – the anti-aging ingredient we have named Collamin_G®.  This ingredient became the basis for our first product Serum_G®.  We conducted two separate studies to determine the efficacy of our anti-aging serum.  Over half of the participants volunteered to have before and after photos taken over the test period.  Participants in each of the studies were asked to fill out a subjective questionnaire daily in which they answered questions and were encouraged to write additional comments regarding the effects that resulted from using Serum_G® twice a day.  The questions they were asked to respond to daily were:

In the morning, before using Serum_G® formula, subject would examine the area of skin beneath her/his right eye and circle the corresponding scale.

•	No wrinkles under my right eye

•	Skin is slightly wrinkled under my right eye

•	Skin is wrinkled under my right eye

•	Skin is much wrinkled under my right eye

•	Skin is very much wrinkled under my right eye

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Activities to date - (continued)

After the morning shower, while the skin is clean and dry, subjects applied Serum_G®. After it dried, subjects were asked to identify the level of wrinkles underneath the right eye in the same light and mirror and record the effect on the following scale:

•	No change of wrinkles on the test area

•	Less wrinkles on the test area

•	Much less wrinkles on the test area

•	Very much less wrinkles on the test area

•	Wrinkles removed on the test area

After the first two test groups completed their test period and the results were analyzed we contracted with a manufacturing firm based in Phoenix, AZ to produce a full line of skin care products.  An initial set of samples was produced in order to obtain feedback on the quality of each product.  We commissioned several focus groups comprised of cosmetologists, aestheticians and consumers.  Each of the individuals was presented product samples and then asked to evaluate and respond to the following:

•	Absorption

•	Fragrance

•	Texture

•	Color

For each of the samples the individuals gave each a rating of 1-5 with 1 = poor and 5 = excellent.  Following the sample evaluation we held an open discussion on the following subjects:

•	Customer likes and dislikes

•	Customer wants and needs

•	Male consumer vs. Female consumer

•	Packaging

•	Labels

•	Appropriate size or volume of products

•	What products do you need to start

•	Price points

•	Samples

•	Product Line Name

•	Individual Product Name

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Activities to date - (continued)

In addition to the focus groups we contracted with a Graphic Design firm based in Phoenix, AZ.  The Graphic Design Company was contracted to design the company logo, develop a tagline/slogan, design product labels, and marketing material.  We secured the domain name www.collagenfusion.com for our e-commerce web site.  A Web designer was contracted to design the pages for this site.

In January 2007 we manufactured the 6 products  in  the CollagenFusion™ Premium Skin Care Collection.  In February 2007 we opened a kiosk in a local regional shopping center to run a market test and gain additional feedback regarding the products and price points.  In March 2007 we contracted with a local company to run short features on Saturday mornings on a local TV station.  We ran four different offers featuring various combinations of CollagenFusion™ products at four price points.

Results:

The results of both the Serum_G® test and of the focus groups were valuable and overwhelmingly positive.  The study of the absorption of Serum_G® and the instant and lasting effect of Serum_G® on the appearance of fine lines and wrinkles showed encouraging results.

These positive responses have had a direct effect on the message that we are conveying to our target market.  The before and after photos that were taken are not retouched and show a significant improvement in the skin around the eyes.  These photos have also been used in our marketing materials, and promotional videos.  Several participants have given testimonials as to the results of using Serum_G® and have signed affidavits verifying the validity of such statements.

The series of focus groups that were commissioned produced input that led to the manufacture of 6 products that make up the CollagenFusion™ Premium Skin Care Collection.  The final evaluation by the focus groups produced ratings of 4 (very good) and 5 (excellent) for each of the products.  The overall consensus based was we had an excellent product line with each of the products scoring high on Absorption, Fragrance, Texture and Color.

Our focus group did identify that customers are more savvy and care more than ever about the condition of their skin and maintaining a youthful appearance.  Today’s customer is looking for quality products, natural products that deliver maximum results in minimum time.  The group also noted that it is important to educate the customer. A range of individual product prices and container sizes were discussed.

Through input provided by the focus group our Graphic Design firm created a logo that is intended to help brand CollagenFusion™.  The firm used a clean, simple ‘natural’ color scheme in the design of the product labels.  They also created marketing materials that we currently use to promote the product.  Our web sites have adopted the logo, color scheme and marketing message that were created by the design firm.  Our e-commerce web site, www.collagenfusion.com, is active and currently able to receive orders.

We believe that the CollagenFusion™ Premium Skin Care Collection is a spa quality product that meets the current and future skin care requirements of today’s consumer.  In preparation of implementing our business plan, AmerElite is currently under contract with professional media buyers, advertising specialists, a direct response sales force, a full service fulfillment center, customer service support and a professional graphic designer.

Milestones:

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months.  We are currently only a month away from the first month of these milestones as noted below.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Milestones - (continued)

Management’s plan to fund the Company’s Business Plan is to raise capital by borrowing funds and/or offering shares of its common stock, $.00125 par value, on a “best efforts” basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.    To completely fund the Business Plan and be in full production the Company is projecting it needs to raise between $2,000,000 and $3,000,000.  To meet these milestones these funds would not be needed until September of 2008.  The Company can get started in July 2008 with a bridge loan of $300,000 to $500,000.  If the permanent financing is delayed for any reason the Company can continue with its Business Plan only the operations would be on a smaller scale.  The following milestones are set forth based on the full funding as outlined above.

July – September 2008:

AmerElite plans to produce and test market short and long form, direct response advertorials that will direct the consumer to an informed sales representative in our contracted call center or to the Company’s Internet site.  The Company will work with our contracted media agency to negotiate and finalize commercial strategy to purchase time slots for media buys.  AmerElite will write and implement scripts for the training program for the informed sales representatives in the call center.  We will also implement the required instructions to connect and transfer sale order information from the call center to the fulfillment warehouse.  The Company will develop and implement the customer service-training program for the customer service representatives in the Fulfillment Center.  AmerElite will review rates and costs and finalize the criteria for shipping with the Fulfillment Center.  The Company will also finalize all of the terms and conditions of the contract with the Credit Card Processor.  Additionally, we will complete the interface from the Fulfillment Center to the Credit Card Processor.   In addition, we will finalize all requirements between the Company’s bank and the Credit Card Processor for the direct deposit of funds into the Company’s bank account.  The Company currently has finish goods in inventory for six Collagen Fusion™ products.  We will provide purchase orders to our manufacturer for the manufacture of our new product, Serum_H™.  AmerElite will locate and begin signing contracts with Med-Spa’s to sell the Collagen Fusion™ premium skin care collection of products.  The Company will update both its Company web page and its Product web page to educate, demonstrate and accept orders for the Collagen Fusion™ products.

October – December 2008:

AmerElite will launch the Collagen Fusion™ line of products using its advertisements featuring its newest product, Baglifter.  The Company will monitor the results of these advertisements, based on time it was aired, the network on which it was aired, and the cost vs. the results.  The results of the Call Center will be monitored and number of orders taken will be analyzed.  The orders taken at the Call Center will be reconciled to the orders received and shipped by the Fulfillment Center.   The presentation of the scripts presented to the incoming callers will be monitored and additional training will be implemented where necessary.  The Fulfillment Center’s customer service representatives will also be monitored and additional training will be implemented where necessary.  The costs of the Fulfillment Center’s shipping charges will be analyzed for additional cost reductions. The Fulfillment Center’s charges to the Company will reconcile to the number of shipments processed and the terms of the contract. The Fulfillment Center’s sales price of products shipped to our customers will be reconciled to the credit card processor’s collections and deposits into the Company’s bank account.  The inventory in the Fulfillment Center will be reconciled to the inventory delivered, the inventory shipped and beginning and ending balances.  The charges of the credit card processor will be reconciled to the product income and the terms of the contract.  The Product-Manufacturing Schedule will be maintained and analyzed to place “ON TIME” purchase orders with the Company’s manufacture, so that the Fulfillment center will always have product to ship.

January – March 2009:

The Company will introduce several new products, one product is designed to diminish cellulite, another to diminish varicose veins and yet another product will address skin tone.  During this time we also plan to launch a regional distributor network program.  We will continue to expand and sign more contracts in the Med-Spa program.   In the skin care industry sales fluctuate from month to month and season to season.  The sales volume in our direct response-marketing program will be different in the months of October through December than the sales volume in the 1st quarter of 2009.  Therefore, the Company will continue to work with our contract media agency to monitor and adjust the commercial strategy for the purchase times and the number of slots for the media buys.  AmerElite will continue to perform all of the internal control procedures with the Call Center, Fulfillment Center and the Credit Card Processor that were done in the previous quarter.  We will introduce a regional distributor program.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Milestones - (continued)

April – June 2009:

AmerElite will introduce several other new products to compliment the Collagen Fusion™ family of products such as Facial Mask, Toner, Body Wash and Body Lotion.  The Company will finalize plans to expand distribution of the Collagen Fusion products through a mall based Kiosk sales program in regional malls.   This Kiosk program is projected to be launched in September 2009.   Additionally, we will develop print, radio and direct mail advertising campaigns to support the launch of the Kiosk program. We will continue to promote the new products that were launched during the October through December quarter; one product designed to diminish cellulite, another to diminish varicose veins and the other product will address skin tone.   The sales volume in the months January through March 2009 will be different than the sales volume for either the July through September quarter or the October through December quarter.  Again the Company will continue working with our contract media agency to analyze and adjust the commercial strategy for the purchase of the media buy. AmerElite will continue to perform all of the internal control procedures outlined in the July – September quarter.  We will begin to expand our regional distributor program to a national distributor program.

Results of Operations:

For the quarter ended March 31, 2008 we continued to sell 6 products that make up the CollagenFusion Premium Skin Care Collection.  These products are marketed and sold through a local TV Station that runs short features on Saturday mornings.  We continued testing different combinations of CollagenFusion™ at various price points.  In addition, we sold products through the company’s ecommerce site, www.collagenfusion.com.  Sales for the period ending March 31, 2008 totaled $660.  Cost of Goods for the period ending March 31, 2008 was $256.  The total Operating Expenses for the period ending March 31, 2008 were $100,772.  These expenses were comprised of $70,000 for salaries and wages; $17,841 for professional and consulting fees; $12,931 for general and administrative expense.  With a Gross Profit of $404 and operating expenses totaling $100,772 the Company had a loss from operation in the three (3) months ending March 31, 2008 of $100,368.

The year ended December 31, 2007 includes our first months of sales.  In January 2007 we had 6 product types  manufactured for the CollagenFusion™ Premium Skin Care Collection.  In February 2007 we opened a kiosk in a local regional shopping center to run a 90-day market test and gain additional feedback regarding the products and price points.  In March 2007 we contracted with a local company to run short features on Saturday mornings on a local TV station.  We ran four different offers featuring various combinations of CollagenFusion™ products at four price points.   Sales for the year ending December 31, 2007 totaled $19,122.  Cost of goods for the year ending December 31, 2007 were $4,198.  The total Operating Expenses for year ending December 31, 2007 were $483,573.  These expenses were comprised of $96,103  for salaries & wages; $231,164  for professional and consulting fees; $63,000 for investor relations expenses; $23,404 for advertising and marketing fees, and $69,902  for all other general and administrative expenses.  Of the total $483,573  in operating expenses, $337,000  of these expenses was paid by the issuance of the Company’s stock in lieu of cash.  Included in the salaries & wages was $82,500 in administrative costs and $13,603 on wages for sales.  The professional fees and consulting fees include professional fees of $39,319 for legal and accounting and consulting fees of $181,450  for four  (4) different businesses and financial consultants.  The marketing and advertising expense of  $23,404 includes $10,381 for the cost of producing and running local TV ads; $10,302 for advertising in two (2) local magazines over a four (4) month period; costs of $1,716 for product brochures and $1,005 for classified advertising.  Over half of the $45,488 in other G&A expenses were for rental expenses for the Company’s administrative office and the retail sales location.  With a Gross Profit of $14,924  and operating expenses totaling $483,573  the Company had a loss from operations in the twelve months ending December 31, 2007 of $468,649.

The controlling interest in the Company was sold in early May 2005 and under the present ownership the Company subsequently purchased on May 11, 2005, Collamin_G®, a newly discovered anti wrinkle product, which is the proprietary ingredient for the Collagen Fusion™ Skin Care Collection of products.  After the purchase of the Collamin_G® ingredient the Company spent the remaining months of 2006 and 2007 developing and testing the initial six (6) products of the CollagenFusion™ Collection of products.

The total operating expenses for 2007 and 2006 were $483,573 and 949,680 respectively. Included in the 2006 Operating expenses were $238,577 in salaries & wages; $157,169 in Professional fees; $15,750 in investor relation expenses; $80,000 in Product Development expenses; $40,860 in marketing expenses and Other General & Administrative expenses of $202,146.  The salaries & wages include $88,577 to the firm’s employees and $150,000, which was paid with Company’s stock to the two (2) Officers  & Directors in lieu of cash.  The Professional fees include legal fees that were paid to four (4) separate firms.  The Company utilizes separate Law Firms based on their specific legal expertise for securities, trade name registration, advertising/FTC and another for general legal representation.  Also in the Professional fees were CPA fees and $100,000 in fees for business & financial consulting which was paid with the Company’s stock in lieu of cash.  The Product Development expenses of $80,000 were paid to two individuals with the Company’s stock in lieu of cash.  The marketing expenses of $40,860 were paid to six (6) different entities in connection with the production of the Company’s TV commercials.  These expenses were all paid with the Company’s stock in lieu of cash.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION - (continued)

Liquidity and Capital Resources:

As of March 31, 2008 and December 31, 2007 the Company had a cash balance of $5,619 and $7,128 respectively .  Currently, the Company has no employees.  The Company has five (5) individuals including the two (2) Officers and Directors that work for the Company under consulting arrangements.  These consultants have agreed to provide the Company with administrative, financial and product development services until such time as the Company obtains its necessary funding.  These five (5) consultants receive the Company’s stock as compensation in lieu of cash.

AmerElite has paid all of their debt except for their accounts payable and a $2,500 Note Payable.  The Company’s current cash requirement is an average of $4,000 per month.  AmerElite anticipates a small source of liquidity during the upcoming 12 months will be derived from proceeds generated from the sales of our products.  The Company’s President has made arrangements to borrow the additional funds needed to pay the current $4,000 per month cash requirement until such time as the Company receives the funding of its Business Plan.   The Company’s management plans to raise the majority of this capital needed by borrowing funds and/or offering shares of its common stock, $.00125 par value, on best efforts to accredited investors only, pursuant to the exemptions from registration in Section 4 (2) and Regulation D adopted under the Securities Act of 1933 as amended.  However, there is no assurance that financing will be available on reasonable terms or at all.  AmerElite Solutions intends to use its working capital principally to purchase inventory, fund media advertising and fund the Company’s overhead and operating costs.

ITEM 3. DESCRIPTION OF PROPERTY

In February 2008 we entered into a lease for our corporate office located at 3122 W. Clarendon, Phoenix, Arizona under an operating lease expiring in March 31, 2010.    The Company has spoken the landlord and has been verbally assured that it will be able to extend this operating lease.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of December 31, 2007, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount & Type of Stock	Percentage of Class
Robert L. Knapp 3138 W. Clarendon Phoenix, AZ 85017	Common Stock: 1,619,150 shares Preferred Stock: 400,000 shares	18.68% 72.73%
Courtney Knapp 3138 W. Clarendon Phoenix, AZ 85017	Common Stock: 349,500 Preferred Stock: 100,000	4.03% 18.18%
GR Hanby Co., Inc. 16845 N. 29th Ave. #624 Phoenix, AZ 85053	Common Stock 766,850	8.85%
William O’Neal 9828 N. Fireridge Trail Fountain Hills, AZ 85268	Common Stock 500,000	5.77%
Oakpoint Distributors, Inc. 3217 E. Shea Blvd #306 Phoenix, AZ 85028	Common Stock 1,762,887	20.34%

All directors and officers as a group	1,968,650	22.72%
Total Outstanding	8,665,247	100.00%

Notes to the table:

(1)
Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned.

(2)
This table is based upon information obtained from our stock records. We believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Bylaws provide that we must have at least one director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our Board of Directors may elect our officers at any regular or special meeting of the Board of Directors.

Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position
Robert L. Knapp	39	Director/President
Courtney Knapp	35	Director/Vice President

Family Relationships.

Robert L. Knapp and Courtney Knapp are brother and sister

Legal Proceedings.

No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

Promoters and Control Persons

Robert L. Knapp and Courtney Knapp are both promoters and control persons of the Company within the meaning of the rules promulgated under the Securities Act of 1933, as amended, by virtue of their respective share ownership, their ability to influence the activities of the Company, and their respective positions of Director/President and Director/Vice President of the Company.  Robert and Courtney Knapp have a sister Stephanie Knapp that owns the controlling interest in a corporation, G R Hanby Co, Inc., which owns 766,850 shares of common stock.  Stephanie Knapp personally owns 45,800 shares of common stock.  Robert L. Knapp has two minor children, Alec Knapp and Dillon Knapp who each own 165,000 shares of common stock.  Courtney Knapp has no children.  Stephanie Knapp has two children, Nicholas Gutierrez and Skyler Gutierrez who each own 130,000 shares of common stock.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - (continued)

Promoters and Control Persons - (continued)

Rob Knapp, President/Director

As President, Mr. Knapp Age 39, has over 10 years of executive experience serving both public and private companies.  His experience includes; executive management, business development, e-commerce, product launch and development, marketing, systems management & budgeting and forecasting.

Since 2005, Mr. Knapp has served as CEO/President of AmerElite Solutions, Inc.  During this time Mr. Knapp has spearheaded the development and launch of six products that make the CollagenFusion Premium Skin Care Collection.  He also has secured over 1 million dollars used to fund research and development, manufacturing, advertising and marketing, investor relations and daily operations.  Additionally, he has overseen the company’s retail operations and an e-commerce site in which CollagenFusion is currently available for sale.

From 2001 to 2005, Mr. Knapp served as Executive Vice President of Rostco Enterprises, Inc., a company that ran specialty retail programs in regional malls nationally.  With the specialty retail sales season no more than 3 months, inventory replenishment was vital to maximizing sales.  Mr. Knapp coordinated the implementation of a point of sales system that automatically downloaded sales nightly, collected credit card sales in order to minimize receivables and was the basis for automatic reorders.  In turn, he worked with a third party software company to develop a back office inventory control system that would prioritize and automatically generate reorders to ship replenishment product to over 120 sites up to five times a week.  This on site and back office system helped to grow the company from 13 locations to 120 locations that generated over 10 million dollars in retail sales in a four-month period.  Mr. Knapp also developed training programs for licensed operators, established a logistics program that stream-lined the opening of over 120 locations in 4 weeks and developed customer support program for licensed dealers.

After graduating from Michigan State University in 1994, Mr. Knapp worked for Allen Bradley, a division of Rockwell International.  During his tenure with Allen-Bradley Mr. Knapp was responsible for designing custom packaged products before being promoted to a position as engineering specialist for national accounts.  In 1997, Mr. Knapp accepted a position as VP of Operations for a chain of retail stores.  He was responsible for implementing a point of sale inventory control software and hardware package in all of the chains retail operations.  This implementation resulted in a 5% increase in profitability.  He oversaw the expansion and build out of 3 stores in 2 years which increased sales revenue by 15%.  Mr. Knapp was responsible for the development of e commerce sales for the company and implemented a preferred customer-marketing program that resulted in a 7% sales increase the first year.

Courtney Knapp, Director/Vice President

Courtney Knapp, Age 35, Director & Vice President of AmerElite Solutions, graduated from Michigan State University with a Bachelor of Arts in Business Administration, Materials and Logistics Management.  In 1995 she went to work in Commercial Real Estate in some of Chicago’s premier office properties.  Managing both historical and modern properties she was responsible for the budget development, management and reporting, construction and maintenance projects, contract management and tenant relations.

In 2002, Ms. Knapp went to work for a company that ran specialty retail programs across the country.  She was responsible for national and international product procurement, purchasing and product development.  She worked internationally to develop new items for the company.  Ms. Knapp traveled to China to source a manufacturing facility and negotiated pricing and terms for product manufacturing.

Since 2005, Ms. Knapp has been actively involved with the development and implementation of a number of corporate web sites for several different companies.  She has set up e-commerce sites and coordinated with outside professionals to strategically and successfully market these sites via search engines and email campaigns.   Ms. Knapp recently designed and developed web sites for two publicly traded companies. Over the last 2 years she has written product testing protocols for AmerElite Solutions, assisted in writing and posting AmerElite’s news releases, manufactured the company’s intellectual property, Collamin_G, and assisted in the development, texture, fragrance and color of the CollagenFusion product line.  She brings her experience with e-commerce, web site development and Internet marketing as well as product development and procurement to AmerElite Solutions.

ITEM 6. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert L. Knapp	2005 2006 2007	-0- 1,154 -0-	-0- -0- -0-	120,000 120,000 60,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	120,000 121,154 60,000
Courtney Knapp	2005 2006 2007	-0- 1,384 -0-	-0- -0- -0-	18,000 30,000 15,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	18,000 31,384 15,000

Robert L. Knapp became the controlling shareholder on May 11, 2005 and subsequently the President and Director shortly thereafter.  Robert Knapp has spent nearly full time running the Company and developing the CollagenFusion line of products.  In the period of less than two years Robert Knapp has received one payroll check in the amount of $1,154 and no other compensation of any kind except $120,000 worth of the Company’s stock in each year 2006 and  2005 and $60,000 worth of the Company’s stock in 2007.

Courtney Knapp, Robert’s sister, became an officer in 2005 and was not elected as a Director until 2006.  Miss Knapp who works for the Company on a part time basis has also only received one payroll check in the amount of $1,384 and no other compensation of any kind except $18,000 worth of the Company’s stock in 2005.  After being elected as a director in 2006 and increasing her duties to the Company, she received $30,000 worth of the Company’s stock in 2006 and $15,000 worth of the Company’s stock in 2007.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 10, 2005, previous to the new controlling shareholder’s ownership in May 2005, PYC Corp. (Phillip Young, Pres.) purchased the Company’s wholly owned subsidiary for $50,000.  This purchase was paid by a Note secured by 100,000 shares of the Company’s common stock.  As of December 31, 2005 this Note was paid in full.

Also, in May of 2005 PYC Corp. (Phillip Young, President)_sold its majority shareholder position to Robert L. Knapp, retaining four (4) % interest in the Company.

On May 11 2005, Robert L. Knapp sold to the Company an anti-aging/anti-wrinkle skin care product known as Collamin_G and all associated items in exchange for 8,000,000 shares of the Company’s common stock.

On May 18, 2005, Robert L. Knapp gifted 62,500 shares of his common stock to his sister Courtney J. Knapp, 25,000 shares of common stock to his sister Stephanie L. Knapp, 15,000 shares of common stock to his minor son, Dillon J. Knapp and 15,000 shares of common stock to his minor son Alec R. Knapp.

On June 4, 2007, Robert L. Knapp gifted 766,850 shares of his common stock to G.R. Hanby Co. Inc., a Nevada Corporation, owned by his sister Stephanie L. Knapp.

On July 24, 2007, Robert L. Knapp gifted 150,000 shares of his common stock to his minor son, Dillon J. Knapp and 150,000 shares of common stock to his minor son, Alec R. Knapp.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - (continued)

ROBERT KNAPP

COMMON STOCK

5-11-05	Purchased shares from PYC Corp in private transaction for $500 and the requirement to sell the ingredient Collagen_G to the Company.	1,800,000
5-11-05	Received stock from Company for sale of the ingredient Collamin_G @ $.50 per share	800,000
1-26-06	Received stock from Company for services provided in 2005 @ $.60 per share	200,000
7-17-06	Received stock from Company for services provided 1-1-06 to 6-30-06 @ $.30 per share	200,000
7-24-07	Received stock from Company for services provided 1-1-07 to 6-30-07 @ $.10 per share	500,000

PREFERRED STOCK

2-20-07	Received stock from Company for services provided 7-1-06 to 12-31-06 @ $.30 per share	200,000
7-24-07	Received stock from Company for services provided 1-1-07 to 6-30-07 @ $.10 per share	200,000

COURTNEY KNAPP

COMMON STOCK

5-18-05	Received stock from her brother Robert Knapp as a gift	62,500
7-19-05	Purchased stock for cash in Private transaction @ $1.50 per share	7,000
1-26-06	Received stock from Company for services provided in 2005 @ $.60 per share	30,000
7-17-06	Received stock from Company for services provided 1-1-06 to 6-30-06 @ $.30 per share	50,000
7-24-07	Received stock from Company for services provided 1-1-07 to 6-30-07 @ $.10 per share	50,000

PREFERRED STOCK

2-20-07	Received stock from Company for services provided 7-01-06 to 12-31-06 @ $.30 per share	50,000
7-24-07	Received stock from Company for services provided 1-1-07 to 6-30-07 @ $.10 per share	50,000

We have a policy in place whereby we require the board of directors’ approval for material related party transactions. We believe that all of our related party transactions were done on terms that would have been similar if we conducted them with unrelated third parties.

ITEM 8. DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our authorized capital stock consists of 20,000,000 shares of common stock having a par value of $.00125 per share, as of December 31, 2007 there are 8,665,247 shares issued and outstanding.

ITEM 8. DESCRIPTION OF SECURITIES - (continued)

(i) Voting Rights

Each outstanding share of Common Stock entitles the holder thereof to one (1) vote per share on all matters.   The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than fifty percent (50%) of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of the directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

(ii) Dividends

The holders of shares of common stock are entitled to dividends out of funds legally available when, and if, declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Class A Convertible Preferred Stock

The Company also has 2,000,000 shares of authorized Class A Convertible Preferred Stock having a par value of $.001 per share, as of December 31, 2007 there are 550,000 shares issued and outstanding.  The Preferred Stock shall have the right to be converted at any time after two (2) years from the date of issuance into two (2) shares of Common Stock.

(i)	Voting Rights

 Each outstanding share of Preferred Stock entitles the holder thereof to ten (10) votes per share on all matters.

(ii)	Dividends

The holders of shares of Class A Preferred Stock have no dividend rights except as may be declared by the Board of Directors.

(iii)	Liquidation Rights

With respect to rights on Liquidation, the class A Stock shall rank senior and prior to the Corporations’ common stock., to receive payment upon liquidation an amount of $10.00 per share.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Nevada Anti-Takeover laws

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

PART II

ITEM 1. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Pink Sheets Electronic Quotation System under the symbol (“AMRX.PK”). We plan to seek quotation on the over-the-counter Bulletin Board. We do not know if  we will obtain a quotation. AmerElite has obtained Park Financial Group of Maitland, FL to become a market maker for our securities.  Park Financial has currently filed a Form 211 with FINRA.  There is currently no trading activity in our securities, and we do not know if  a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Holders

As of December 31, 2007, there were 78 holders of record of our common stock.

Shares Eligible for Future Sale

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated with our affiliates, who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates, who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 1. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - (continued)

Dividend Policy

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained to develop our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

Our common shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which generally refers to equity securities with a price of less than $5.00. Our shares will therefore be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $250,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bids and offers quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 2. LEGAL PROCEEDINGS

 The Company was  a defendant in a lawsuit filed by one of its vendors for alleged breach of contract.  The suit was resolved with an out of court settlement, whereas AmerElite was paid a sum of $6,000 and provided the full master footage that was produced by the vendor.  The Superior Court of the State of Arizona in and for the County of Maricopa has signed an order to dismiss this suit with prejudice in accordance with a joint motion and stipulation.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Not Applicable.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

On May 3, 2005, by action of written consent the sole Director of Global Wireless & Digital, Inc. sold 200,000 shares of common stock to a Texas Corporation, North American Funding, Inc. (Charles J. Smith, President) for an amount of $100,000.00 pursuant to the exemption from registration.   We relied upon Section 4(2) and Rule 504 of Regulation D of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation. We did not raise more than $1,000,000 in any 12 month period.

On May 11, 2005, by action of written consent, the sole director of Global Wireless & Digital, Inc. authorized the purchase of Collamin_G™, a newly discovered anti-wrinkle ingredient including all associated items for $400,000.00 in exchange for 800,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act.

On May 18, 2005, by action of written consent, the sole director of Global Wireless & Digital, Inc. authorized an Amendment to the Articles of Incorporation to change its name to AmerElite Solutions, Inc.

On July 21, 2005, by action of written consent, the sole director of AmerElite Solutions, Inc. sold 250,000 shares of the Company’s common stock to a Texas Corporation, North American Funding, Inc. (Charles J. Smith, President) for an amount of $250,000.00  pursuant to the exemption from registration. We relied upon Section 4(2) and Rule 504 of Regulation D of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation. We did not raise more than $1,000,000 in any 12 month period.

On October 13, 2005 and November 16, 2005 by separate actions of written consent, the Board of Directors issued 170,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act. for services in lieu of a combined amount of $204,000.00 cash for two separate investor relations contracts.   Subsequently, one of the investor relations contracts in the amount of $60,000.00 was cancelled and the related 50,000 shares of common stock were returned and cancelled.

On October 13, 2005 by action of written consent, the Board of Directors issued 200,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act for investment banking services in lieu of $240,000.00 cash.

On January 26, 2006 by action of written consent, the Board of Directors issued 205,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of cash to six vendors and business consultants for services in the amount of $140,000.00 that were provided to the Company in 2005.

On January 26, 2006 by action of written consent, the Board of Directors issued 327,500 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of cash to 5 employees and 2 Officers and Directors for services in the amount of $200,000.00 that were provided to the Company in 2005.

On April 12, May 3, and June 5, 2006 by 3 separate actions of written consent, the Board of Directors issued 20,360 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $16,800.00 cash for services provided to the Company by its vendors.

On July 17, 2006 by action of written consent, the Board of Directors issued 410,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $128,000.00 cash to two Officers and Directors and two consultants for services provided to the Company for the period from January 1, 2006 to June 30, 2006.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES - (continued)

On July 26, 2006, by action of written consent, the Board of Directors sold 500,000 shares of the Company’s common stock to a Texas Corporation, North American Funding, Inc. (Charles J. Smith, President) for an amount of $250,000.00  pursuant to the exemption from registration.  We relied upon Section 4(2) and Rule 504 of Regulation D of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation. We did not raise more than $1,000,000 in any 12 month period.

On October 26, 2006 by action of written consent, the Board of Directors issued 30,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Relation D adopted under the Act in lieu of $15,000.00 cash for investors relation services that had been provided to the Company.

On October 28, 2006, by action of written consent, the Board of Directors authorized an Amendment to the Articles of Incorporation for a Ten (10) for One (1) reverse stock split decreasing the issued and outstanding common stock from 53,528,600 to 5,352,860.  At this same meeting and as part of the same Amendment, the Board of Directors decreased the authorized common stock from 200,000,000 shares to 20,000,000 shares and changed the par value per share from $.000125 to $.00125.  On November 10, 2006, these changes became effective with the State of Nevada.  Effective December 7, 2006, the Company was issued a new CUPIS number, 02361A205 and NASDAQ issued the Company a new stock symbol, AMRX.

On January 10, 2007, as allowed by the Company’s Amended Articles of Incorporation, the Board of Directors adopted a Certificate of Designation of Class A Convertible Preferred Stock with 2,000,000 shares authorized at a par value of $.001 per share.  The Class A Convertible Preferred Stockholders shall be entitled to Ten (10) votes for each shares of Class A Stock held.  This Preferred Stock shall have the right to be converted at anytime after two (2) years from the date of issuance into Two (2) shares of Common Stock.

On January 17, 2007 by action of written consent, the Board of Directors issued 160,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $60,000.00 cash to two (2) consultants for services provided to the Company for the period from July 1, 2006 to December 31, 2006.

On January 17, 2007 by action of written consent, the Board of Directors issued 250,000 shares of the Company’s Class A Convertible Preferred Stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lien of $75,000.00 cash to two (2) Officers and Directors for services provided to the Company for the period from July 1, 2006 to December 31, 2006.

On July 3, 2007 by action of written consent, the Board of Directors issued 900,000 shares of the Company’s common stock and 300,000 shares of the Company’s Class A Convertible Preferred Stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $120,000.00 cash to 2 Officers and Directors and a consultant for services provided to the Company for the period from January 1, 2007 to June 30, 2007.

On July 3, 2007 by action of written consent, the Board of Directors issued 550,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $55,000.00 cash to two (2) consultants for services provided to the Company for the period from January 1, 2007 to June 30, 2007.

On July 10, 2007 by action of written consent, the Board of Directors issued 500,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of one years worth of legal services valued at $15,000  to be provided to the Company as per a signed agreement.

On July 24, 2007 by action of written consent, the Board of Directors issued 360,000 shares of the Company’s common stock pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted under the Act in lieu of $60,000 cash for payment of investor relation services provided to the Company.

On July 24, 2007 by action of written consent, the Board of Directors issued 892,387 shares of the Company’s common stock  pursuant to the exemption from registration contained in Section 4 (2) and Regulation D adopted unter the Act as payment for the Company’s 6% Note Payable in the amount of $178,477.40.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	Willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

PART F/S

AmerElite Solutions, Inc. (A Development Stage Company)
Financial Statements
December 31, 2007

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AmerElite Solutions, Inc.
(A Development Stage Company)

We have audited the accompanying restated balance sheets of AmerElite Solutions, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related restated statements of operations, stockholders’ equity and cash flows for the years then ended and since inception on July 26, 1994 to December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated financial statements referred to above present fairly, in all material respects, the financial position of AmerElite Solutions, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related restated statements of operations, stockholders’ equity and cash flows for the years then ended and since inception on July 26, 1994 to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, there exists substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
June 16, 2008
Except as to Note 2 to the financial statements the date is July 7, 2008.

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

AmerElite Solutions, Inc.
(A Development Stage Company)

Balance Sheets
(Restated)

	December 31,	December 31,
	2007	2006

ASSETS

Current Assets:
Cash and Cash Equivalents	$7,128	$53,092
Accounts Receivable	775	-
Accrued Interest Receivable	-	32,837
Inventory	22,141	13,487

Total Current Assets	30,044	99,416

Fixed Assets:
Furniture and Equipment, net	13,775	18,667
Other Assets:
Formula and Rights	400,000	400,000
Trademarks, Trade Names	13,054	10,954
Deposits	1,135	1,135

Total Assets	$458,008	$530,172

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$92,831	$133,961
Accrued Payroll	70,000	75,000
Accrued Interest Payable	-	24,493
Notes Payable	2,500	91,500

Total Current Liabilities	165,331	324,954

Long-Term Notes Payable		258,209

Total Liabilities	165,331	583,163

Stockholders' Equity

Preferred Stock, authorized 2,000,000
shares, par value $0.001, issued and
outstanding on December 31, 2007 and 2006
is 550,000 and (0) zero respectively	550	-

Common Stock, authorized 20,000,000
shares, par value $0.00125, issued and
outstanding on December 31, 2007 and 2006
is 8,665,247 and 5,302,860 respectively	10,831	6,628

Additional Paid-in Capital	2,478,156	1,926,432
Subscriptions (Receivable)/Cash Receipts	(76,226)	(335,000)
Accumulated Deficit during Development Stage	(2,120,634)	(1,651,051)

Total Stockholders' Equity	292,677	(52,991)

Total Liabilities and Stockholders' Equity	$458,008	$530,172

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Operations
(Restated)

			July 26, 1994
			(Inception)
	Year Ended December 31,		to December 31,
	2007	2006	2007
Revenue	$19,122	$-	$19,122

Total Revenue	19,122	-	19,122

Cost of Goods Sold	4,198	-	4,198

Gross Profit	14,924	-	14,924

Operating Expenses
Salaries and Wages	96,103	238,577	492,198
General and Administrative	69,902	202,346	365,647
Professional and Consulting	231,164	157,169	474,058
Product Development	-	84,851	84,851
Marketing	23,404	261,647	289,551
Investor Relations	63,000	15,750	465,672

Total Expenses	483,573	960,340	2,171,977

(Loss) from Operations	(468,649)	(960,340)	(2,157,053)

Other Income/(Expense)
Other Income	-	76	4,517
Interest Income	12,336	23,504	45,173
Interest Expense	(13,217)	-	(13,217)

Total Other Income/(Expense)	(881)	23,580	36,473

Net Income/(Loss) Before Income Taxes	(469,530)	(936,760)	(2,120,580)

Income Taxes	(53)	-	(53)

Net Income/(Loss)	$(469,583)	$(936,760)	$(2,120,633)

Basic (Loss) per Share	$(0.07)	$(0.20)

Weighted Average Number of Common Shares	6,958,728	4,740,111

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Stockholders' Equity
(Restated)

Inception July 26, 1994 to December 31, 2007
							(Deficit)
							Accumulated
						Stock	During
	Preferred Stock		Common Stock		Paid in	Subscriptions	Development	Total
	Shares	Amount	Shares	Amount	Capital	(Receivable)	Stage	Equity
Balance, Inception July 26, 1994	-	$-	-	$-	$-	$-	-	$-

Common Shares issued to founders
26-Jul-1994 @ $0.00125 per share			2,080,000	2,600	-			2,600

Common Shares issued for services
26-Jul-1994 @ $0.00125 per share			80,000	100	-			100

Net (Loss)							(49,500)	(49,500)

Balance, December 31, 1994	-	-	2,160,000	2,700	-	-	(49,500)	2,700

Common Shares issued for Cash on
29-Jun-1995 @ $1.25 per share			80,000	100	49,900			50,000

Net (Loss)							(181,369)	(181,369)

Balance, December 31, 2004	-	-	2,240,000	$2,800	$49,900	$-	(230,869)	$(178,169)

Common Shares issued for Cash on
3-May-05 @ $0.50 per share			200,000	250	99,750	(85,000)		15,000

Common Shares issued to purchase
Assets on 11-May-05 @ $0.50			800,000	1,000	399,000			400,000

Common Shares issued for Cash on
21-Jul-05 @ $1.00 per share			250,000	313	249,687	(250,000)		-

Common Shares issued for Service
on 13-Oct-05 @ $0.83 per share			370,000	462	443,538			444,000

Common Shares returned and cancelled
on 13-Oct-05 @ $0.83 per share			(50,000)	(63)	(59,937)			(60,000)

Net (Loss)							(483,422)	(483,422)

Balance, December 31, 2005	-	-	3,810,000	4,762	1,181,938	(335,000)	(714,291)	137,409

Common Shares issued for Service on
27-Jan-06 @ $0.683 per share			205,000	256	139,744			140,000

Common Shares issued for employee
Compensation on 27-Jan-06 @ $0.60			327,500	410	196,090			196,500

Statements of Stockholders' Equity - continued

Common Shares issued for Service
on 8-May-06 @ $0.828 per share			20,360	25	16,835			16,860

Common Shares issued for Service
on 14-Jul-06 @ $0.312 per share			410,000	513	127,487			128,000

Common Shares issued for Service
on 17-Jul-06 @ $0.50 per share			500,000	625	249,375			250,000

Common Shares issued for Service
on 8-Nov-06 @ $0.50 per share			30,000	37	14,963			15,000

Net (Loss)							(936,760)	(936,760)

Balance, December 31, 2006	-	-	5,302,860	6,628	1,926,432	(335,000)	(1,651,051)	(52,991)

Common Shares issued for Service
on 24-Jan-07 @ $0.33 per share			160,000	200	52,800			53,000

Cash Received on Subscriptions						258,774		258,774

Preferred Shares issued for Officer
compensation on 20-Feb-07 @ $0.30	250,000	250			74,750			75,000

Common Shares issued for employee
compensation on 3-Jul-07 @ $0.10			900,000	1,125	88,875			90,000

Common Shares issued for Service
on 3-Jul-07 @ $0.10 per share			550,000	688	54,312			55,000

Preferred Shares issued for Officer
compensation on 3-Jul-07 @ $0.10	300,000	300			29,700			30,000

Common Shares issued for Service
on 10-Jul-07 @ $0.03 per share			500,000	625	14,375			15,000

Common Shares issued for Service
on 24-Jul-07 @ $0.167 per share			360,000	450	59,550			60,000

Common Shares issued to Retire Debt
on 24-Jul-07 @ $0.199 per share			892,387	1,115	177,362			178,477

Net (Loss)							(469,583)	(469,583)

Balance, December 31, 2007	550,000	$550	8,665,247	$10,831	$2,478,156	$(76,226)	$(2,120,634)	$292,677

The Company was inactive from 1995 to 1997 and again from 1999 through 2004, the company has summarized the accumulated deficit for those periods in these statements

On April 16, 1997 the company executed an 8:1 forward stock split and on December 8, 2006 the company executed a 10:1 reverse stock split that have been retroactively applied to the above schedule.

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Cash Flows
(Restated)

			July 26, 1994
			(Inception)
	Year Ended December 31,		to December 31,
	2007	2006	2007
Operating Activities
Net Loss	$(469,583)	$(936,760)	$(2,120,633)
Adjustments to reconcile Net Loss:
Stock Issued for Service	378,000	746,560	1,511,060
Depreciation and Amortization	5,333	1,333	6,666
Changes in Operating Assets and Liabilities
(Increase)/Decrease in Accounts Receivable	(775)	-	(775)
(Increase)/Decrease in Interest Receivable	32,837	(23,504)	-
(Increase)/Decrease in Inventory	(8,654)	(13,487)	(22,141)
(Increase)/Decrease in Deposits	-	(1,135)	(1,135)
(Increase)/Decrease in Prepaid Expenses	-	75,106	-
Increase/(Decrease) in Accounts Payable	(41,130)	33,951	92,831
Increase/(Decrease) in Accrued Liabilities	(29,493)	(27,772)	70,000

Net Cash Used by Operating Activities	(133,465)	(145,708)	(464,127)

Investment Activities
Investment in Trademarks and Trade Names	(2,100)	(5,505)	(13,054)
Purchase of Equipment	(441)	(20,000)	(20,441)

Net Cash Used by Investment Activities	(2,541)	(25,505)	(33,495)

Financing Activities
Proceeds from Loans	-	138,209	349,709
(Repayments) of Loans	(168,732)	-	(168,732)
Proceeds from the Sale of Stock	258,774	-	323,773

Net Cash Provided by Financing Activities	90,042	138,209	504,750

Net Increase / (Decrease) in Cash	(45,964)	(33,004)	7,128

Cash, Beginning of Period	53,092	86,096	-

Cash, End of Period	$7,128	$53,092	$7,128

Supplemental Information:
Interest Paid	$1,070	$-	$1,070
Income Taxes Paid	$-	$-	$-

Non-Cash Financing Activities:
Stock Issued for Services	$378,000	$746,560	$1,511,060
Stock Issued to Convert Debt	$178,477	$-	$178,477
Stock Issued to Acquire Assets	$-	$-	$400,000

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE 1.               GENERAL ORGANIZATION AND BUSINESS

AmerElite Solutions, Inc. (the Company) was originally incorporated in the state of Nevada July 26, 1994 as ABC Home Care Specialists, Inc.  The Company was unable to raise sufficient operating capital and became inactive.  On May 5, 1997 the Company changed its name to Global Wireless & Digital Corporation for the purpose of acquiring companies in the wireless and digital industries.  The Company again became non-operational from 1999 to 2004 because its business plan failed to develop.  During 2004 the Company was restored to “good standing” with the state of Nevada and with the acquisition of certain assets and a change of control the Company on May 18, 2005 changed its name to AmerElite Solutions, Inc.

On May 11, 2005, the Company purchased Collamin_G™, a newly discovered anti-wrinkle product, which has become the proprietary ingredient for a premium skin care under the brand name “CollagenFusion™”.  The purchase of Collamin_G™ included the formulation with all domestic and international rights and title to this product.  To protect its intellectual property; the Company has instituted a Trade Secret program to protect the Collamin_G™ formulary and process.

The Company will promote its “CollagenFusion™” line of products through an intense, direct response-advertising program.  The Company plans to maximize revenues by controlling research and development, manufacturing and distribution of all of its products.

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Financial Statement Presentation

The balance sheet presentation herein includes all assets and liabilities at historical cost.  The Company is currently in the developmental stage and has capitalized product development costs and marketing costs as prepaid expenses.  The Company has previously issued shares of its common stock in exchange for certain services rendered.  The cost of these services has been expensed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Inventory

Inventories are stated at the lower of cost or market.  Costs for ingredients, labels and containers are determined by specific identification.  Costs for finished goods are determined by average cost by product.

As of December 31, 2007 and 2006, inventory consisted of the following:

	2007	2006
Raw Material	$14,096	$6,277
Finished Goods	7,524	-
Packaging	521	7,210

Total	$22,141	$13,487

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Furniture and Equipment

The cost of furniture, equipment and computer hardware and software is depreciated over the estimated useful lives of the related assets.

·	Office furniture and equipment	5 years
·	Computer hardware and software	3 years

Depreciation is computed on the straight-line method for both financial reporting and for income tax purposes.

As of December 31, 2007 and 2006, fixed assets consisted of the following:

	2007	2006
Office Furniture and Equipment	$10,000	$10,000
Computer Hardware and Software	10,441	10,000

Subtotal	20,441	20,000
Less:
Accumulated Depreciation	(6,666)	(1,333)

Total Furniture and Equipment	$13,775	$18,667

Formula and Rights

On May 11, 2005, the Company purchased Collamin G™, a newly discovered anti-wrinkle product, which has become the proprietary ingredient for a premium skin care under the brand name “CollagenFusion™”.  The purchase of Collamin_G™ included the formulation with all domestic and international rights and title to this product.  To protect its intellectual property; the Company has instituted a Trade Secret program to protect the Collamin_G™ formulary and process.

The rights to Collamin G™ were acquired by the Company through the issue of 800,000 common shares at the market price of $0.50 per share or $400,000.

The skin wellness and beauty industry states that these types of products have a 10 to 15 year useful life.  Accordingly, the Company will amortize costs associated with the acquisition of the Collamin G™ formula and rights on a straight-line basis over a period of 10 years beginning with the period in which the Company introduces and achieves sales of products containing this ingredient.

With regards to Formula and Rights, the Company follows the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed.  The Company’s policy is to test for potential impairment annually or whenever circumstances indicate a significant change of value may have occurred.  Impairment is determined using estimated future cash flows from sales of products using the Formula and Rights. The Company has made no provision for impairment of Formula and Rights as of December 31, 2007 as it believes future cash flows exceed the cost. The factors considered in estimating future cash flows were the demand for skin care and beauty products, the commencement of product sales during 2007, the availability of inventory and the implementation of the marketing plan. The Company assumed that market penetration anticipated by its advertising consultants will be reached based upon the availability of the anticipated advertising funds. The Company estimates positive cash flows from operations within 2 years from December 31, 2007. However, future impairments may occur if the Company is unsuccessful in achieving its cash flow assumptions.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE  2.      SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Trademarks, Trade Names and Copyrights

Costs for the establishment of trademarks, trade names and copyrights of various products and ingredients in the CollagenFusion™ line of products are being capitalized as incurred.

The Company will amortize these costs on a straight-line basis over an industry standard of 10 years.  The Company will begin amortization when it becomes operational by the introduction and sale of the associated product.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Share

Earnings (loss) per share are provided in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128) “Earnings Per Share”.  Basic earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share takes into consideration the potentially dilutive effect of common stock equivalents, such as outstanding stock options and warrants, which if exercised or converted into common stock would then share in the earnings of the Company.

During the year ended December 31, 2007 the Company issued 550,000 shares of preferred stock that are each convertible to two shares of common stock on the second anniversary of their issue.   These common stock equivalents were not included in the computation of loss per share for December 31, 2007 as the effect would be anti-dilutive.

Revenue and Cost Recognition

The Company recognizes revenue from product sales upon shipment, which is the point in time when risk of loss is transferred to the customer, net of estimated returns and allowances.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred advertising costs of $23,404 and $261,647 during the years ended December 31, 2007and  2006, respectively.

NOTE 3.       RESTATEMENT OF DECEMBER 31, 2007 AND 2006 FINANCIALS

The Company restated its December 31, 2006 financial statements to account for $225,638 previously reported as prepaid expense.  The company reclassified $214,978 to marketing for the production of an infomercial that had become obsolete, $5,809 to marketing for current period advertising and $4,851 to product development.  Prepaid Expenses was thereby reduced by $225,638 and Marketing Expense increased by $220,787, and Product Development Expense increased by $4,851.

The Company restated its December 31, 2007 financial statements to account for $18,555 previously reported as prepaid expense.  The company reclassified $10,660 to retained earnings for the $5,809 marketing expense and $4,851 product development expense from 2006 as listed in the above paragraph.  The company also reclassified $7,795 to Materials Inventory (Raw Materials) for product labels incorrectly classified as prepaid expense.  Prepaid Expenses was thereby reduced by $18,455 and Retained Earnings increased by $10,660, and Materials Inventory increased by $7,795.

The Company also restated its December 31, 2007 Statement of Cash Flows to remove the $178,477 non cash repayment of loans and account for only the $168,732 cash repayments of loans.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE 4.               GOING CONCERN:

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has accumulated losses of $2,109,773 as of December 31, 2007 and negative working capital (current assets minus current liabilities) of $124,627.  The Company’s ability to continue in existence is dependent upon its ability to raise funds for its direct response-marketing program.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has decreased its rate of net loss from $926,100 during the year ended December 31, 2006 to $469,583 during 2007 and has also decreased its negative working capital from $212,378 at the end of 2006 to $124,627 at the end of 2007.

Management’s plan is to raise capital by offering shares of its common stock, $.00125 par value, on a best efforts basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.

Management plans to begin marketing and become fully operational during the year 2008.

NOTE 5.       NOTES PAYABLE

As of December 31, 2007 and 2006, notes payable consisted of the following:

	2007	2006
Long Term Notes Payable:
6% Secured Note, interest payable
quarterly, secured by company
assets. Paid in Full.	$-	$239,075

6% Secured Installment Note,
$387 monthly payment to September
2011, secured by furniture and
equipment, Paid in Full	-	19,134

Total Long Term Notes	$-	$258,209

Current Notes Payable:
Demand Note, non-interest bearing	2,500	2,500
Demand Note, 6% interest	-	89,000

Total Current Notes Payable	$2,500	$91,500

NOTE 6.       PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $738,491, which is calculated by multiplying a 35% estimated tax rate by the items making up the deferred tax account, the estimated NOL through December 31, 2007of $2,109,974. The total valuation allowance is a comparable $738,491.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below for the years ended December 31, 2007 and 2006.

December 31,	2007	2006
Deferred Tax Asset	$164,354	$324,135
Less: Valuation Allowance	(164,354)	(324,135)
Net Current Deferred Tax Asset	$0	$0

Below is a chart showing the federal net operating losses and the years in which they will expire:

Year	Amount	Expiration
1994	$49,500	2014
2004	181,369	2024
2005	483,422	2025
2006	926,100	2026
2007	469,583	2027
Total NOL	$2,109,974

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE 7.       STOCKHOLDERS’ EQUITY

Preferred Stock

On January 10, 2007 as allowed by the Company’s Amended Articles of Incorporation, the Board of Directors adopted a Certificate of Designation of Class A Convertible Preferred Stock with 2,000,000 shares authorized at a par value of $.001 per share.  The Class A Convertible Preferred Stockholders shall be entitled to ten (10) votes for each share of Class A Stock held.  This Preferred Stock shall have the right to be converted at anytime after two (2) years from the date of issuance into two (2) shares of Common Stock. With respect to rights on Liquidation, the Class A Convertible Preferred Stock shall rank senior and prior to the Corporations’ common stock and will receive payment upon liquidation in an amount of $10.00 per share.  The holders of shares of the Class A Convertible Preferred Stock have no dividend rights except as may be declared by the Board of Directors.

The Company issued 550,000 preferred shares during 2007 in the following transactions:

•	On February 20, 2007 the Company issued 250,000 Class A preferred shares at a value of $0.30 per share to an officer for compensation.

•	On July 3, 2007 the Company issued 300,000 Class A preferred shares at a value of $0.10 per share to an officer for compensation.

Common Stock

The Company is authorized 20,000,000 common shares at a par value of $0.00125 per share.

On July 26, 1994 the Company issued 2,080,000 common shares to its founders at par value of $0.00125 per share.

On July 26, 1994On December 8, 2006 the Company executed a 10:1 reverse stock split reducing its outstanding shares from 53,528,600 to 5,532,860.  The impact of the reverse split has been retroactively applied to these statements.

As of December 31, 2005 the Company had issued and outstanding 3,810,000 post-split shares of common stock and subscriptions receivable of $335,000.

The value of all stock issued by the company is based on the current market price per share on the day the shares was authorized to be issued not the day they were actually issued.

The Company issued 1,492,860 post-split common shares during 2006 in the following transactions:

•
On January 27, 2006 the Company issued 205,000 common shares at $0.683 per share for services valued at $140,000 and 327,500 common shares at $0.60 per share for employee compensation valued at $196,500.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE 7.       STOCKHOLDERS’ EQUITY - continued

•	On May 8, 2006 the Company issued 20,360 common shares at $0.828 per share for services valued at $16,860.

•	On July 14, 2006 the Company issued 410,000 common shares at $0.312 per share for services valued at $128,000.

•	On July 17, 2006 the Company issued 500,000 common shares at $0.50 per share for services valued at $250,000.

•	On November 8, 2006 the Company issued 30,000 common shares at $0.50 per share for services valued at $15,000.

The Company received cash payments on subscriptions receivable in the amount to $258,774 and issued 3,362,387 common shares during 2007 in the following transactions:

•	On January 24, 2007 the Company issued 160,000 post-split common shares at $0.33 per share for services valued at $53,000

•	On July 3, 2007 the Company issued 900,000 common shares at $0.10 per share for employee compensation valued at $90,000 and 550,000 common shares at $0.10 per share for services valued at $55,000.

•	On July 10, 2007 the Company issued 500,000 common shares at $0.03 per share for services valued at $15,000.

•	On July 24, 2007 the Company issued 360,000 common shares at $0.167 per share for services valued at $60,000 and 892,387 common shares at $0.199 per share to retire debt in the amount of $178,477.

The Company valued the stock issued at the market price on the date issued.

NOTE  8.      RELATED PARTY TRANSACTIONS

On May 11, 2005 the controlling shareholder sold the company an anti-aging/anti-wrinkle skin care product known as Collamin G™ and all associated items in exchange for 800,000 shares of the Company’s common stock.

NOTE  9.              COMMITMENTS

In May 2006 the Company leased its corporate offices under an operating lease expiring in July 2007.  In June 2007 the Company extended the operating lease for six months though January 2008 at a minimal increase of less than 5%.  As of December 31, 2007 minimum future rental payments under this non-cancelable operating lease through its termination date of January 2008 are approximately $2,000.  The Company has spoken with the landlord and has been verbally assured that it will be able to extend this operating lease.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE  10.    LITIGATION

The Company was a defendant for alleged breach of contract in a lawsuit filed by its production company, who produced a television infomercial for the marketing of its products.  The suit has been resolved with an out of court settlement, wherein the Company was paid a sum of $6,000 and has been provided the full master footage that was produced by the vendor.  The Superior Court of the State of Arizona in and for the County of Maricopa has signed an order to dismiss this suit with prejudice in accordance with a joint motion and stipulation.

NOTE  11.    THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) SFAS 155-160 and their effect on the Company.

Statement No. 155 - Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.  SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

Statement No. 156 - Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Audited Financial Statements
December 31, 2007 and 2006 as Restated

NOTE  11.    THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - continued

Statement No. 157 - Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to clarify how to measure fair value and to expand disclosures about fair value measurements.  The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

Statement No. 158 - Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R).  To improve financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

Statement No. 159 -  The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 155

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

Statement No. 141 (revised 2007) - Business Combinations

In December 2007, the FASB revised SFAS No. 141, Business Combinations.  This revision changes the way the minority interest in a company is measured, recorded and reported in the parent companies financial statements to the end that a statement user can better evaluate the nature and financial effects of the business combination.

Statement No. 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51.  A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements related to the noncontrolling or minority interest.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

AmerElite Solutions, Inc.
(A Development Stage Company)

Balance Sheets
(Unaudited)

		December 31,
	March 31,	2007
	2008	(Audited)

ASSETS

Current Assets:
Cash and Cash Equivalents	$5,619	$7,128
Accounts Receivable	376	775
Accrued Interest Receivable	-	-
Inventory	22,050	22,141

Total Current Assets	28,045	30,044

Fixed Assets:
Furniture and Equipment, net	12,441	13,775
Other Assets:
Formula and Rights	400,000	400,000
Trademarks, Trade Names	13,054	13,054
Deposits	1,135	1,135

Total Assets	$454,675	$458,008

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$189,866	$92,831
Accrued Payroll	70,000	70,000
Accrued Interest Payable	-	-
Notes Payable	2,500	2,500

Total Current Liabilities	262,366	165,331

Total Liabilities	262,366	165,331

Stockholders' Equity

Preferred Stock, authorized 2,000,000
shares, par value $0.001, issued and
outstanding on December 31, 2007 and 2006
is 550,000 and (0) zero respectively	550	550

Common Stock, authorized 20,000,000
shares, par value $0.00125, issued and
outstanding on December 31, 2007 and 2006
is 8,665,247 and 5,302,860 respectively	10,831	10,831

Additional Paid-in Capital	2,478,156	2,478,156
Subscriptions (Receivable)/Cash Receipts	(76,226)	(76,226)
Accumulated Deficit during Development Stage	(2,221,002)	(2,120,634)

Total Stockholders' Equity	192,309	292,677

Total Liabilities and Stockholders' Equity	$454,675	$458,008

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Operations
(Unaudited)
			July 26, 1994
	Three Months Ended		(Inception)
	March 31,		to March 31,
	2008	2007	2008
Revenue	$660	$5,380	$19,782

Total Revenue	660	5,380	19,782

Cost of Goods Sold	256	1,196	4,638

Gross Profit	404	4,184	15,144

Operating Expenses
Salaries and Wages	70,000	45,343	562,198
General and Administrative	12,931	30,117	378,395
Professional and Consulting	17,841	35,289	491,899
Product Development	-	-	84,851
Marketing	-	14,924	289,551
Investor Relations	-	-	465,672

Total Expenses	100,772	125,673	2,272,566

(Loss) from Operations	(100,368)	(121,489)	(2,257,422)

Other Income/(Expense)
Other Income	-	-	4,517
Interest Income	-	5,026	45,173
Interest Expense	-	(5,352)	(13,217)

Total Other Income/(Expense)	-	(326)	36,473

Net Income/(Loss) Before Income Taxes	(100,368)	(121,815)	(2,220,949)

Income Taxes	-	-	(53)

Net Income/(Loss)	$(100,368)	$(121,815)	$(2,221,002)

Basic (Loss) per Share	$(0.01)	$(0.02)

Weighted Average Number of Common Shares	8,665,247	5,420,193

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Stockholders' Equity
(Unaudited)

Inception July 26, 1994 to March 31, 2008

							(Deficit)
							Accumulated
						Stock	During
	Preferred Stock		Common Stock		Paid in	Subscriptions	Development	Total
	Shares	Amount	Shares	Amount	Capital	(Receivable)	Stage	Equity
Balance, Inception July 26, 1994	-	$-	-	$-	$-	$-	-	$-

Common Shares issued to founders
26-Jul-1994 @ $0.00125 per share			2,080,000	2,600	-			2,600

Common Shares issued for services
26-Jul-1994 @ $0.00125 per share			80,000	100	-			100

Net (Loss)							(49,500)	(49,500)

Balance, December 31, 1994	-	-	2,160,000	2,700	-	-	(49,500)	2,700

Common Shares issued for Cash on
29-Jun-1995 @ $1.25 per share			80,000	100	49,900			50,000

Net (Loss)							(181,369)	(181,369)

Balance, December 31, 2004	-	-	2,240,000	$2,800	$49,900	$-	(230,869)	$(178,169)

Common Shares issued for Cash on
3-May-05 @ $0.50 per share			200,000	250	99,750	(85,000)		15,000

Common Shares issued to purchase
Assets on 11-May-05 @ $0.50			800,000	1,000	399,000			400,000

Common Shares issued for Cash on
21-Jul-05 @ $1.00 per share			250,000	313	249,687	(250,000)		-

Common Shares issued for Service
on 13-Oct-05 @ $0.83 per share			370,000	462	443,538			444,000

Common Shares returned and cancelled
on 13-Oct-05 @ $0.83 per share			(50,000)	(63)	(59,937)			(60,000)

Net (Loss)							(483,422)	(483,422)

Balance, December 31, 2005	-	-	3,810,000	4,762	1,181,938	(335,000)	(714,291)	137,409

Common Shares issued for Service on
27-Jan-06 @ $0.683 per share			205,000	256	139,744			140,000

Common Shares issued for employee
Compensation on 27-Jan-06 @ $0.60			327,500	410	196,090			196,500

Statements of Stockholders' Equity - continued

Common Shares issued for Service
on 8-May-06 @ $0.828 per share			20,360	25	16,835			16,860

Common Shares issued for Service
on 14-Jul-06 @ $0.312 per share			410,000	513	127,487			128,000

Common Shares issued for Service
on 17-Jul-06 @ $0.50 per share			500,000	625	249,375			250,000

Common Shares issued for Service
on 8-Nov-06 @ $0.50 per share			30,000	37	14,963			15,000

Net (Loss)							(936,760)	(936,760)

Balance, December 31, 2006	-	-	5,302,860	6,628	1,926,432	(335,000)	(1,651,051)	(52,991)

Common Shares issued for Service
on 24-Jan-07 @ $0.33 per share			160,000	200	52,800			53,000

Cash Received on Subscriptions						258,774		258,774

Preferred Shares issued for Officer
compensation on 20-Feb-07 @ $0.30	250,000	250			74,750			75,000

Common Shares issued for employee
compensation on 3-Jul-07 @ $0.10			900,000	1,125	88,875			90,000

Common Shares issued for Service
on 3-Jul-07 @ $0.10 per share			550,000	688	54,312			55,000

Preferred Shares issued for Officer
compensation on 3-Jul-07 @ $0.10	300,000	300			29,700			30,000

Common Shares issued for Service
on 10-Jul-07 @ $0.03 per share			500,000	625	14,375			15,000

Common Shares issued for Service
on 24-Jul-07 @ $0.167 per share			360,000	450	59,550			60,000

Common Shares issued to Retire Debt
on 24-Jul-07 @ $0.199 per share			892,387	1,115	177,362			178,477

Net (Loss)							(469,583)	(469,583)

Balance, December 31, 2007	550,000	550	8,665,247	10,831	2,478,156	(76,226)	(2,120,634)	292,677

Net (Loss)							(100,368)	(100,368)

Balance, March 31, 2008	550,000	$550	8,665,247	$10,831	$2,478,156	$(76,226)	$(2,221,002)	$192,309

The Company was inactive from 1995 to 1997 and again from 1999 through 2004, the company has summarized the accumulated deficit for those periods in these statements

On April 16, 1997 the company executed an 8:1 forward stock split and on December 8, 2006 the company executed a 10:1 reverse stock split that have been retroactively applied to the above schedule.

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)

Statements of Cash Flows
 (Unaudited)

			July 26, 1994
	Three Months Ended		(Inception)
	March 31,		to March 31,
	2008	2007	2008
Operating Activities
Net Loss	$(100,368)	$(121,815)	$(2,221,002)
Adjustments to reconcile Net Loss:
Stock Issued for Service	-	128,000	1,511,060
Depreciation and Amortization	1,334	1,333	8,000
Changes in Operating Assets and Liabilities
(Increase)/Decrease in Accounts Receivable	399	21,628	(376)
(Increase)/Decrease in Interest Receivable	-	-	-
(Increase)/Decrease in Inventory	91	(4,392)	(22,050)
(Increase)/Decrease in Deposits	-	(3,373)	(1,135)
Increase/(Decrease) in Accounts Payable	97,035	(53,272)	189,867
Increase/(Decrease) in Accrued Liabilities	-	(30,544)	70,000

Net Cash (Used) by Operating Activities	(1,509)	(62,435)	(465,636)

Investment Activities
Investment in Trademarks and Trade Names	-	(1,200)	(13,054)
Purchase of Equipment	-	(1,974)	(20,441)

Net Cash (Used) by Investment Activities	-	(3,174)	(33,495)

Financing Activities
Proceeds from Loans	-	40,000	349,709
(Repayments) of Loans	-	(877)	(168,732)
Proceeds from the Sale of Stock	-	-	323,773

Net Cash Provided by Financing Activities	-	39,123	504,750

Net Increase / (Decrease) in Cash	(1,509)	(26,486)	5,619

Cash, Beginning of Period	7,128	53,092	-

Cash, End of Period	$5,619	$26,606	$5,619

Supplemental Information:
Interest Paid	$-	$5,352	$13,217
Income Taxes Paid	$-	$-	$-

Significant Non-Cash Transactions:
Stock Issued for Services	$-	$128,000	$1,511,060
Stock Issued to Convert Debt	$-	$-	$178,477
Stock Issued to Acquire Assets	$-	$-	$400,000

The accompanying notes are an integral part of these statements

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE 1.               GENERAL ORGANIZATION AND BUSINESS

AmerElite Solutions, Inc. (the Company) was originally incorporated in the state of Nevada July 26, 1994 as ABC Home Care Specialists, Inc.  The Company was unable to raise sufficient operating capital and became inactive.  On May 5, 1997 the Company changed its name to Global Wireless & Digital Corporation for the purpose of acquiring companies in the wireless and digital industries.  The Company again became non-operational from 1999 to 2004 because its business plan failed to develop.  During 2004 the Company was restored to “good standing” with the state of Nevada and with the acquisition of certain assets and a change of control the Company on May 18, 2005 changed its name to AmerElite Solutions, Inc.

On May 11, 2005, the Company purchased Collamin_G™, a newly discovered anti-wrinkle product, which has become the proprietary ingredient for a premium skin care under the brand name “CollagenFusion™”.  The purchase of Collamin_G™ included the formulation with all domestic and international rights and title to this product.  To protect its intellectual property; the Company has instituted a Trade Secret program to protect the Collamin_G™ formulary and process.

The Company will promote its “CollagenFusion™” line of products through an intense, direct response-advertising program.  The Company plans to maximize revenues by controlling research and development, manufacturing and distribution of all of its products.

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Financial Statement Presentation

The balance sheet presentation herein includes all assets and liabilities at historical cost.  The Company is currently in the developmental stage and has capitalized product development costs and marketing costs as prepaid expenses.  The Company has previously issued shares of its common stock in exchange for certain services rendered.  The cost of these services has been expensed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Inventory

Inventories are stated at the lower of cost or market.  Costs for ingredients, labels and containers are determined by specific identification.  Costs for finished goods are determined by average cost by product.

As of March 31, 2008 and December 31, 2007, inventory consisted of the following:

	2008	2007
Raw Material	$14,096	$14,096
Finished Goods	7,433	7,524
Packaging	521	521

Total	$22,050	$22,141

Earnings (Loss) Per Share

Earnings (loss) per share are provided in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128) “Earnings Per Share”.  Basic earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share takes into consideration the potentially dilutive effect of common stock equivalents, such as outstanding stock options and warrants, which if exercised or converted into common stock would then share in the earnings of the Company.

During the year ended December 31, 2007 the Company issued 550,000 shares of preferred stock that are each convertible to two shares of common stock on the second anniversary of their issue.   These common stock equivalents were not included in the computation of loss per share for March 31, 2008 as the effect would be anti-dilutive.

Furniture and Equipment

The cost of furniture, equipment and computer hardware and software is depreciated over the estimated useful lives of the related assets.

·	Office furniture and equipment	5 years
·	Computer hardware and software	3 years

Depreciation is computed on the straight-line method for both financial reporting and for income tax purposes.

As of March 31, 2008 and December 31, 2007, fixed assets consisted of the following:

	2008	2007
Office Furniture and Equipment	$10,000	$10,000
Computer Hardware and Software	10,441	10,441

Subtotal	20,441	20,441
Less:
Accumulated Depreciation	(8,000)	(6,666)

Total Furniture and Equipment	$12,441	$13,775

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Formula and Rights

On May 11, 2005, the Company purchased Collamin G™, a newly discovered anti-wrinkle product, which has become the proprietary ingredient for a premium skin care under the brand name “CollagenFusion™”.  The purchase of Collamin_G™ included the formulation with all domestic and international rights and title to this product.  To protect its intellectual property; the Company has instituted a Trade Secret program to protect the Collamin_G™ formulary and process.

The rights to Collamin G™ were acquired by the Company through the issue of 800,000 common shares at the market price of $0.50 per share or $400,000.

The skin wellness and beauty industry states that these types of products have a 10 to 15 year useful life.  Accordingly, the Company will amortize costs associated with the acquisition of the Collamin G™ formula and rights on a straight-line basis over a period of 10 years beginning with the period in which the Company introduces and achieves sales of products containing this ingredient.

With regards to Formula and Rights, the Company follows the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed.  The Company’s policy is to test for potential impairment annually or whenever circumstances indicate a significant change of value may have occurred.  Impairment is determined using estimated future cash flows from sales of products using the Formula and Rights. The Company has made no provision for impairment of Formula and Rights as of December 31, 2007 as it believes future cash flows exceed the cost. The factors considered in estimating future cash flows were the demand for skin care and beauty products, the commencement of product sales during 2007, the availability of inventory and the implementation of the marketing plan. The Company assumed that market penetration anticipated by its advertising consultants will be reached based upon the availability of the anticipated advertising funds. The Company estimates positive cash flows from operations within 2 years from December 31, 2007. However, future impairments may occur if the Company is unsuccessful in achieving its cash flow assumptions.

Trademarks, Trade Names and Copyrights

Costs for the establishment of trademarks, trade names and copyrights of various products and ingredients in the CollagenFusion™ line of products are being capitalized as incurred.

The Company will amortize these costs on a straight-line basis over an industry standard of 10 years.  The Company will begin amortization when it becomes operational by the introduction and sale of the associated product.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company recognizes revenue from product sales upon shipment, which is the point in time when risk of loss is transferred to the customer, net of estimated returns and allowances.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE  2.              SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred advertising costs of $23,404 and $261,647 during the years ended December 31, 2007 and  2006, respectively.

NOTE 3.               RESTATEMENT OF DECEMBER 31, 2007 FINANCIALS

The Company restated its December 31, 2007 financial statements to account for $18,455 previously reported as prepaid expense.  The company reclassified $10,660 to retained earnings for the $5,809 marketing expense and $4,851 product development expense from 2006 as listed in the above paragraph.  The company also reclassified $7,795 to Materials Inventory (Raw Materials) for product labels incorrectly classified as prepaid expense.  Prepaid Expenses was thereby reduced by $18,455 and Retained Earnings increased by $10,660, and Materials Inventory increased by $7,795.

The Company also restated its December 31, 2007 Statement of Cash Flows to remove the $178,477 non cash repayment of loans and account for only the $168,732 cash repayments of loans.

NOTE 4.               GOING CONCERN:

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has accumulated losses of $2,221,002 as of March 31, 2008 and negative working capital (current assets minus current liabilities) of $234,321.  The Company’s ability to continue in existence is dependent upon its ability to raise funds for its direct response-marketing program.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has decreased its rate of net loss from $926,100 during the year ended December 31, 2006 to $469,583 during 2007 and has also decreased its negative working capital from $212,378 at the end of 2006 to $135,287 at the end of 2007.

Management’s plan is to raise capital by offering shares of its common stock, $.00125 par value, on a best efforts basis to accredited investors only, pursuant to the exemption from registration contained in Section 4(2) and Regulation D adopted under the Securities Act of 1933 as amended.

Management plans to begin marketing and become fully operational during the year 2008.

NOTE 5.               NOTES PAYABLE

As of March 31, 2008 and December 31, 2007, notes payable consisted of the following:

	2008	2007
Demand Note, non-interest bearing	2,500	2,500

Total Notes Payable	$2,500	$2,500

NOTE 6.               PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE 6.               PROVISION FOR INCOME TAXES - continued

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $738,491, which is calculated by multiplying a 35% estimated tax rate by the items making up the deferred tax account, the estimated NOL through December 31, 2007of $2,109,974. The total valuation allowance is a comparable $738,491.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below for the years ended December 31, 2007 and 2006.

December 31,	2007	2006
Deferred Tax Asset	$164,354	$324,135
Less: Valuation Allowance	(164,354)	(324,135)
Net Current Deferred Tax Asset	$0	$0

Below is a chart showing the federal net operating losses and the years in which they will expire:

Year	Amount	Expiration
1994	$49,500	2014
2004	181,369	2024
2005	483,422	2025
2006	926,100	2026
2007	469,583	2027
Total NOL	$2,109,974

NOTE 7.               STOCKHOLDERS’ EQUITY

Preferred Stock

On January 10, 2007 as allowed by the Company’s Amended Articles of Incorporation, the Board of Directors adopted a Certificate of Designation of Class A Convertible Preferred Stock with 2,000,000 shares authorized at a par value of $.001 per share.  The Class A Convertible Preferred Stockholders shall be entitled to ten (10) votes for each share of Class A Stock held.  This Preferred Stock shall have the right to be converted at anytime after two (2) years from the date of issuance into two (2) shares of Common Stock. With respect to rights on Liquidation, the Class A Convertible Preferred Stock shall rank senior and prior to the Corporations’ common stock and will receive payment upon liquidation in an amount of $10.00 per share.  The holders of shares of the Class A Convertible Preferred Stock have no dividend rights except as may be declared by the Board of Directors.

The Company issued 550,000 preferred shares during 2007 in the following transactions:

•	On February 20, 2007 the Company issued 250,000 Class A preferred shares at a value of $0.30 per share to an officer for compensation.

•	On July 3, 2007 the Company issued 300,000 Class A preferred shares at a value of $0.10 per share to an officer for compensation.

Common Stock

The Company is authorized 20,000,000 common shares at a par value of $0.00125 per share.

On July 26, 1994 the Company issued 2,080,000 common shares to its founders at par value of $0.00125 per share.

NOTE 7.               STOCKHOLDERS’ EQUITY - continued

On December 8, 2006 the Company executed a 10:1 reverse stock split reducing its outstanding shares from 53,528,600 to 5,532,860.  The impact of the reverse split has been retroactively applied to these statements.

As of December 31, 2005 the Company had issued and outstanding 3,810,000 post-split shares of common stock and subscriptions receivable of $335,000.

The value of all stock issued by the company is based on the current market price per share on the day the shares was authorized to be issued not the day they were actually issued.

The Company issued 1,492,860 post-split common shares during 2006 in the following transactions:

•
On January 27, 2006 the Company issued 205,000 common shares at $0.683 per share for services valued at $140,000 and 327,500 common shares at $0.60 per share for employee compensation valued at $196,500.

•	On May 8, 2006 the Company issued 20,360 common shares at $0.828 per share for services valued at $16,860.

•	On July 14, 2006 the Company issued 410,000 common shares at $0.312 per share for services valued at $128,000.

•	On July 17, 2006 the Company issued 500,000 common shares at $0.50 per share for services valued at $250,000.

•	On November 8, 2006 the Company issued 30,000 common shares at $0.50 per share for services valued at $15,000.

The Company received cash payments on subscriptions receivable in the amount to $258,774 and issued 3,362,387 common shares during 2007 in the following transactions:

•	On January 24, 2007 the Company issued 160,000 post-split common shares at $0.33 per share for services valued at $53,000

•	On July 3, 2007 the Company issued 900,000 common shares at $0.10 per share for employee compensation valued at $90,000 and 550,000 common shares at $0.10 per share for services valued at $55,000.

•	On July 10, 2007 the Company issued 500,000 common shares at $0.03 per share for services valued at $15,000.

•	On July 24, 2007 the Company issued 360,000 common shares at $0.167 per share for services valued at $60,000 and 892,387 common shares at $0.199 per share to retire debt in the amount of $178,477.

The Company valued the stock issued at the market price on the date issued.

NOTE  8.              RELATED PARTY TRANSACTIONS

On May 11, 2005 the controlling shareholder sold the company an anti-aging/anti-wrinkle skin care product known as Collamin G™ and all associated items in exchange for 800,000 shares of the Company’s common stock.

NOTE  9.              COMMITMENTS

In February 2008 the Company leased its corporate offices under an operating lease expiring in March 31, 2010.  The minimum future rental payments under this non-cancelable operating lease through its termination date are approximately $20,930 per year.  The Company has spoken with the landlord and has been verbally assured that it will be able to extend this operating lease.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE  10.            LITIGATION

The Company was a defendant for alleged breach of contract in a lawsuit filed by its production company, who produced a television infomercial for the marketing of its products.  The suit has been resolved with an out of court settlement, wherein the Company was paid a sum of $6,000 and has been provided the full master footage that was produced by the vendor.  The Superior Court of the State of Arizona in and for the County of Maricopa has signed an order to dismiss this suit with prejudice in accordance with a joint motion and stipulation.

NOTE  11.            THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) SFAS 155-160 and their effect on the Company.

Statement No. 155 – Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.  SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

Statement No. 156 – Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

Statement No. 157 – Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to clarify how to measure fair value and to expand disclosures about fair value measurements.  The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

AmerElite Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
(March 31, 2008 and December 31, 2007)

NOTE  11.            THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - continued

Statement No. 158 – Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).  To improve financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

Statement No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

Statement No. 141 (revised 2007) – Business Combinations

In December 2007, the FASB revised SFAS No. 141, Business Combinations.  This revision changes the way the minority interest in a company is measured, recorded and reported in the parent companies financial statements to the end that a statement user can better evaluate the nature and financial effects of the business combination.

Statement No. 160 – Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements related to the noncontrolling or minority interest.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

NOTE 12.             SUBSEQUENT EVENTS

During the years ended December 31, 2005 and December 31, 2006 the Company issued a total of 950,000 unrestricted shares of its common stock in three exempt transactions under Rule 504 of Regulation D and accepted subscription notes as the original consideration.  Some payments have been made against those notes.  The Company is in the process of collecting from the original investor all the unrestricted shares for cancellation.  In return, the Company will issue an equal number of restricted shares thereby eliminating the original issue under the Rule 504 exemption.

 PART III

ITEM 1. INDEX TO EXHIBITS

3.1	Articles of incorporation filed on July 26, 1994[1]

3.2	Amendment to Certificate of Incorporation filed on April 22, 1997[1]

3.3	Amendment to Certificate of Incorporation filed on May 18, 2005[1]

3.4	Amendment to Certificate of Incorporation filed on November 15, 2006[1]

3.5	Certificate of Designation[1]

3.6	Bylaws[1]

4.1	Office Lease[1]

4.2	Admark Communications, Inc.’s Contract[1]

4.3	Marcum Media, L.L.C.’s Contract[1]

4.4	Creative Intuitions Contract[1]

4.5	InPulse Response Group’s Agreement[1]

4.6	Professional Marketing Associates’ Agreement[1]

4.7	Asset Purchase Agreement[1]

10.1	SA LABORATORIES POLICY REQUIREMENTS and PROPOSALS [2]

23.1	Consent of Auditor

1. Incorporated by reference from the Company's Registration Statement on Form 10 filed April 22, 2008.
2. Incorporated by reference from the Company's Registration Statement on Form 10/A filed June 6, 2008.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf the undersigned thereto duly authorized.

AMERELITE SOLUTIONS, INC.

Dated: July 8, 2008	By:	/s/ Robert L. Knapp
Robert L. Knapp, President